UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2008

VINYL PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52769	26-0295367
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2210 South Ritchey Street, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 210-8888

                      Red Oak Concepts, Inc., 5357 Red Oak Drive, Coopersburg, PA 18036
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

FORWARD LOOKING STATEMENTS

When used in this Current Report on Form 8-K, the words "may," "estimate," "project," "expect," "intend," "believe," "anticipate" and similar expressions are intended to identify forward-looking statements regarding events and trends that may affect our future operating results and financial position. Such statements are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Such factors include, among others: (i) an interruption in supply from our sole vendor of vinyl products; (ii) our inability to develop a successful franchise program, (iii) our lack of product diversification; (iv) the impact of current economic conditions on our business, (v) significant competition from one or more other companies that develop franchise programs; (vi) our inability to manage growth; and (vii) our dependence on management. You should not place undue reliance on any forward-looking statement. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events. Please refer to the section entitled “Risk Factors” beginning on page 13 for a more complete discussion of factors which could cause our actual results and financial position to change.

Disclaimer

Certain of the information contained in this report concerning markets and general economic activity in regard to the fencing, remodeling/renovation and housing industry is derived from U.S. government statistics and other publicly available information as well as industry sources. Although we believe this outside information to be reliable, we have not verified the accuracy of this information. We advise you to read the issues discussed in Management’s Discussion and Analysis and Liquidity and Capital Resources in conjunction with our consolidated financial statements and the notes to the consolidated financial statements included on this Form 8-K as filed with the United States Securities and Exchange Commission. This report includes “Risk Factors” that you should consider in connection with any decision to invest in our securities.

Item 1.01.  Entry into a Material Definitive Agreement.

Background

On November 20, 2008, Vinyl Products, Inc., formerly Red Oak Concepts, Inc. ("we", "us" the "Company" or terms of similar import), completed a transaction whereby we acquired all of the outstanding shares of common stock of The Vinyl Fence Company, Inc., a California corporation ("TVFC"), from the holders thereof in exchange for shares of our common stock, as more fully described below under the heading "The Share Exchange." As a result of the acquisition, TVFC became our wholly-owned subsidiary. On November 21, 2008, we amended our articles of incorporation to change our name from "Red Oak Concepts, Inc." to "Vinyl Products, Inc."

Upon the acquisition of TVFC, our Company acceded to the business conducted by TVFC, which sells and installs outdoor home-related products manufactured from extruded vinyl, including fencing, patio covers, decks, gates, railings and related materials to homeowners and homeowner associations. A more complete description of our business and related matters is set forth in Item 2.01, below.

The Share Exchange

Share Exchange Agreement Provisions

On November 20, 2008 (the "Closing Date"), we entered into a Share Exchange Agreement with TVFC and its shareholders to acquire all of the outstanding shares of that corporation's common stock in exchange for an aggregate of 22,100,000 shares of our common stock (the "Share Exchange Agreement"). Under the Share Exchange Agreement:

•	we exchanged one share of our common stock (collectively, the "Exchange Shares") for each outstanding common share of TVFC;

•	we agreed to honor an assume options granted by TVFC to its employees to purchase up to 133,800 shares of common stock, which are exercisable at a price of $.50 per share ("Options");

•
simultaneous with the execution of the Share Exchange Agreement, the board of directors and management of our Company resigned and appointed Gordon Knott and Garabed Khatchoyan , each of whom currently serves as a director of TVFC, to serve on our board of directors;

•	we agreed to amend our articles of incorporation to change our name to "Vinyl Products, Inc."; and

•	the transaction was structured to qualify as a “tax-free transaction” under the Internal Revenue Code of 1986;

Other Agreements of the Parties under the Share Exchange Agreement

In addition to the transactions described above, the parties entered into the following transactions as provided in or required by the Share Exchange Agreement:

•
On the Closing Date, Susan Zachmann, Katherine Daniels and Barbara Deadwiley, the three holders of the Company's outstanding shares of common stock prior to the Share Exchange, returned an aggregate of 300,000 shares of common stock to the treasury of the Company, so that after giving effect to the return of such shares, Susan Zachmann owned 332,500 shares of our common stock, Katherine Daniels owned 332,500 shares of our common stock and Barbara Deadwiley owned 35,000 shares of our common stock;

•
Susan Zachmann and Katherine Daniels contributed to the capital of the Company all amounts of principal and interest due to them under promissory amounts dated June 18, 2007 evidencing loans made by each them to the Company in the principal amount of $14,950 ($29,950 of principal in the aggregate); and

•
We agreed to register for public resale under the Securities Act of 1933, pursuant to the terms and conditions of a registration rights agreement described below, an aggregate of 3,133,800 shares of our common stock, including (i) 2,300,000 Exchange Shares; (ii) 700,000 shares of our common stock held by holders thereof upon to the Closing Date (representing all outstanding shares of common stock on the Closing Date prior giving effect to the issuance of the Exchange Shares), subject to their entering into a Lock-Up/Leak Out Agreement, described below, and (iii) 133,800 shares of common stock issuable upon the exercise of the Options.

On the Closing Date, we entered into a registration rights agreement with the holders of all of our outstanding shares of common stock as of the Closing Date and the holders of the Options (the "Registration Rights Agreement"), which governed the terms and conditions upon which we agreed to register their shares of common stock and the shares of common stock issuable upon exercise of the Options for public resale under the Securities Act of 1933. We agreed to file such registration statement within 150 days of the Closing Date, subject to our right to withdraw the registration statement under certain circumstances without penalty, and to pay all costs and expenses incident to such registration. We agreed to maintain the effectiveness of the registration statement for a minimum of twelve months following the effective date thereof.

Also on the Closing Date, we entered into a series of Lock Up/Leak Out Agreements with the holders of an aggregate of 2,700,000 shares of our common stock, which includes those persons who held all 700,000 outstanding shares of our common stock prior to the Closing Date and those holders of TVFC's common stock who were not affiliates of TVFC on the date of the Share Exchange, who received a total of 2,000,000 shares of our common stock in the Share Exchange. Under the Lock Up/Leak Out Agreements, all stockholders have agreed that (i) they will not sell or transfer any shares of our common stock held as of the consummation of the Share Exchange until six months after the effective date of the registration statement that includes their shares to be filed pursuant to the Registration Rights Agreement (other than to their affiliates, who must agree to the terms of the Lock Up/Leak Out Agreement upon such transfer), and (ii) after the end of that six-month lock up period, such persons (or their transferees) will not sell or transfer more than 1/36th of such person's shares of common stock during each month thereafter.

The Share Exchange Agreement and the transactions described therein were approved by the unanimous written consent of the respective boards of directors and stockholders of our Company and TVFC.

Item 2.01  Completion of Acquisition or Disposition of Assets.

As described in Item 1.01 above, on November 20, 2008, we acquired all of the outstanding shares of common stock of TVFC pursuant to the Share Exchange Agreement.

As a result of the Share Exchange, our principal business became the business of TVFC, as more fully described below. The information provided herein with respect to TVFC is intended to comply with the disclosure requirements of Form 10 of the forms prescribed under the Securities Exchange Act of 1934, as amended.

Business

Introduction

We market and install a wide variety of aesthetically durable, low-maintenance vinyl products, including fencing (both privacy and ornamental), patio covers, decking, railing and trim categories. During 2007, fencing products represented approximately 60% of our gross sales and patio covers represented approximately 25% of our gross sales. Our products are used largely in renovation and remodeling by our customers who include homeowners and homeowner associations. We have increased sales and revenue in each of our five years of existence, and our gross profit was over 50% in 2006 and 2007.

We differentiate our Company from others in the industry on the basis of the approach we take to marketing, sales and the level of service we offer our customers. Our marketing efforts are designed to capture information about prospective purchasers of exterior vinyl products early in the buying cycle. We periodically communicate with them over the course of the decision-making process to educate and consult with them about vinyl products generally, the purchasing and installation process and the ownership experience. Our goal is to demonstrate to prospects that we offer the best value for their money in that we provide a worry-free ownership experience that we believe is not available from other independent retailers, contractors or the national home improvement chains. By the time prospects are ready to consummate a purchase, we hope that they have concluded that we are the only practical choice with which to do business.

In 2006, the estimated U.S. demand for residential fencing was nearly $3 billion of the total fencing market's approximate value of over $6 billion. While wood remains the dominant construction material by far, fencing constructed from vinyl is expected to grow more rapidly than other fence construction materials. We are not aware of any organization that has sought to establish a nation-wide presence in the exterior vinyl product industry to exploit this growth. In fact, our industry is characterized by small, local retail stores and local contractors that lack a clear marketing message and that seek to develop market share only within the geographic area in which the store is located. Consequently, no one has sought to develop a national brand of exterior vinyl products. We are seeking to become the dominant participant in the sale of exterior vinyl products on a national basis by developing a franchise program that will utilize our well conceived and sophisticated marketing and sales program. We believe that we will benefit from the economies of scale derived from multiple franchises that will give us the opportunity to deploy national advertising and promotional programs that are beyond the financial and creative capabilities of others in our industry. We believe that this will allow us to capture market share and build strong consumer brand awareness, which eventually may serve as a barrier to competitive entry to others on a national level.

Our headquarters is located in Santa Ana, California, where we maintain our corporate and administrative offices, a show room and warehouse.

Development of the Business

We originally were incorporated in the State of Delaware on May 24, 2007 to serve as a vehicle for a business combination through a merger, capital stock exchange, asset acquisition or other similar business combination. On October 9, 2007, our board of directors and the holders of all of our outstanding shares of common stock approved a change of domicile of the corporation by merging with a Nevada corporation titled Red Oak Concepts, Inc. The merger between the Delaware corporation and the Nevada corporation was effective on December 4, 2007.

On August 15, 2007, we filed a registration statement on Form 10-SB to register our class of common stock under the Securities Exchange Act of 1934, as amended.

On November 20, 2008, we entered into the Share Exchange Agreement with TVFC and all of its shareholders to acquire all of the outstanding shares of that corporation's common stock in exchange for an aggregate of 22,100,000 shares of our common stock (the "Share Exchange"). The Share Exchange is described in Item 1.01, above.

On November 21, 2008, we amended our articles of incorporation to change our name to Vinyl Products, Inc.

TVFC was organized under the laws of the State of California on April 18, 2003.

Industry Overview

In 2006, the total demand for commercial and residential fencing in North America was estimated to be over 1 billion linear feet of installed fence valued at over $6 billion. Commercial fencing demand represents the largest sector, both on a volume and value basis. In 2006, demand for residential fencing was estimated to be nearly $3 billion of the total fence market value.

The residential fencing market consists of five major fence styles including privacy, post and rail, chain link, ornamental, and post and wire/wire mesh. Privacy fence is the most popular type of fence style installed in the residential market, accounting for over 50% of the total value. The fencing market may be segmented among the four distinct material categories: wood, metal, plastic and mineral-based or masonry materials. Currently, wood and metal are the most prevalent materials used in residential fencing, accounting for over 70% of the total value.

Plastics are relatively new materials in the fencing industry. The dominant plastic material is polyvinyl chloride, PVC or vinyl, which was introduced to the market in the late 1970s. Vinyl achieved its product growth stage in the early 1990s and demand for vinyl fence has grown steadily. Market acceptance of vinyl fence varies by region from over 30% penetration to less than 5% penetration. Compared to vinyl post-and-rail fence, which has successfully penetrated and displaced as much as 50% of wood in many regional markets, vinyl only has about a 16% share of the North American privacy fence market.

In addition to vinyl fence, other plastic-based fence materials include polyethylene, polystyrene, polypropylene and wood-plastic composites. A recent study estimates demand for all plastic-based fence materials in the North American residential market to be over $600 million or nearly 25% of the total market in 2006.

Management believes that plastic-based fence will continue to grow in market share over the next five years, with the most significant growth in demand for vinyl and for new wood-plastic composite privacy fence. It is expected that both materials will be replacing wood. While the new wood-plastic fence products seem to have an edge over vinyl in regards to availability of a wide range of darker colors and the look and texture of wood, plastic fence manufacturers have developed new privacy fence products with embossed wood grain and earth tone colors as well as low gloss to mimic wood. Both vinyl and wood-plastic suppliers are looking to take advantage of the growing consumer demand for low maintenance, non-shiny, white plastic fence by tapping into the huge portion of the wood privacy market that will not consider white vinyl as an option.

The fencing industry in North America comprises: (i) manufacturers of fencing products, including all of the product material groups, numbering in the hundreds, (ii) distributors, including lumber yards and home centers that carry wood and vinyl fencing and (iii) independent sellers, contractors and installers of all sizes, such as our Company. Manufacturers sell their products to all segments of the downstream supply chain. Home centers and lumber yards generally sell products to contractors and homeowners. Typically, homebuilders and home centers subcontract the installation of fencing to contractors. Most product-specific retailer and general contractors install or arrange for installation of products.

Given the number of manufacturers of residential fencing products, components and systems in North America and the limited capital required to operate in our space, the barriers to entering into the market are insignificant. In the retail space in which we operate, retailers that sell and install only fence, decks and related products and in which marketing and sales are directed to retail consumers, the market is typified by numerous small companies that seek to gain market share in their respective geographic operating areas. There are no national chains dedicated exclusively to the retail sale and installation of vinyl fencing and patio products, though we are aware of a company that is seeking to build a regional presence in the Western portion of the country by acquiring local sellers/installers.

Recent studies suggest that certain trends are developing in the residential fence industry that will directly or indirectly impact our business, including:

•	The residential fence market has been among the fastest to adopt new materials and manufacturers increasingly see the market as an entry point for new products and technologies.
•
Pressure-treated lumber, the industry standard, is being challenged by new materials, such as vinyl and wood composites, that are available in colors and supported by extended warranties similar to other building products.

•	With both contractors and homeowners faced with an array of new choices, branding is playing an increasingly important role.
•	Time-pressed homeowners are expecting to do less routine maintenance, including fence painting and repair.
•	Distributors are carrying a broader selection of fence and gates, and more brands than ever before.
•	A modular approach to fence design and construction has made it easier for contractors to install more product in less time.
•	New materials and their technical differences make distributor knowledge more important than ever for informing their customers.
•
Manufacturers in other building products areas have adapted their proprietary material technologies to fence, which could signify the entry of larger participants into the industry, which could alter the market significantly.

During periods of economic uncertainty, when spending on discretionary items is reduced, many homeowners forego the purchase of new homes and choose to improve their existing residences. As the majority of our business is geared to remodeling, we do not believe that our business is as sensitive to these economic trends as the new home construction market. We believe renovation or the addition of fences, patio covers, decks and railings to existing homes is an increasing trend and reflects an extension of the home. However, we are uncertain as to the effect tightening credit and declining home values will have on our business, if any.

Our Strategy

We have experienced increased revenues in each of our five years of existence and believe that our existing location in Orange County, California offers an opportunity for considerable additional growth. We will continue to pursue growth at this location by focusing on the attributes that have made us successful to date and by increasing our advertising presence throughout the County. Our management has been studying our industry for many years and has determined that there exists a more substantial opportunity to grow on a national scale by initiating a franchise program. We believe that a void exists in our industry for a nationwide retailer of exterior vinyl products that we can fill. We believe that our franchising strategy will be attractive and affordable and will provide us with the financial means to further our business approach by rolling out a sophisticated advertising and marketing campaign unequaled in the industry.

Organic growth: Over the next twelve to eighteen months, we expect revenue to increase as a result of organic growth driven by continued increases in sales in Orange County, California generated by our advertising and marketing efforts, our commitment to customer service and our ability to differentiate our Company from our competitors.

Franchising: We are not aware of any participant in the exterior vinyl products industry that operates on a national basis. We believe that a significant opportunity exists to develop a national franchise of "The Vinyl Fence Company" to establish our products and Company as a unique brand. We expect to engage a franchising consultant to develop a franchise program that incorporates our marketing and sales techniques. We believe that our marketing and sales program represents a significant advancement compared to the techniques used by others in the industry and that our approach can be replicated successfully in any geographic area. A key element of our franchise program will be to offer franchise opportunities for relatively small markets that will be priced commensurate with the level of potential revenues that can be generated from that market. The development of a successful franchise operation would represent the possibility to compound revenue growth without requiring a corresponding increase in infrastructure, which would add to our bottom line.

Branding: The development of a successful franchise operation would give us the opportunity to build and establish our Company and our products as national brands. We will not seek to develop or implement a campaign to develop a brand but rather employ advertising and marketing strategies that focus on product sales. As our franchise base grows in size and geographic scope, we believe that our products and Company name could develop naturally into a national brand. We believe that our franchise program can provide the revenue to deploy a creative and sophisticated advertising and marketing campaign that is atypical in our industry and beyond the financial and creative means of other industry participants.

Our Key Competitive Strengths

We believe that we have developed a number of operating and institutional paradigms that provide us with important advantages over our competitors that we anticipate will enable us to implement and achieve our strategic growth plan. These competitive strengths include:

•
Marketing and Sales Strategy: We have developed and implement a marketing and sales strategy that emphasizes prospect development early in the purchasing cycle. Our marketing materials seek to attract prospective purchasers by offering them neutral party information about exterior vinyl products in order to develop a trust between us. We aim to educate and consult with prospects so that we are viewed as the only logical option in the context of a value-driven, as opposed to price-driven, purchase. It has been our experience that diligent homeowners who research the buying process are willing to spend a little more for a worry-free purchasing and ownership experience. We believe that our marketing and sales strategy can be replicated in any location and we will utilize this strategy at the franchises we will seek to develop in the future.

•
Service: We take pride in the level of service we offer to customers and believe that our sales and installation practices contribute strongly to a positive, worry-free ownership experience among our customers. We work closely with customers to educate them as to vinyl products generally and to assist them in the design of the ideal outdoor living space tailored to their personal preferences and the architectural motif of their home. We install our own products in a manner so that our customers never have to think about their investment. We believe that we offer a level of professional service beyond that provided by our competitors and that our commitment to service and quality differentiates us from other fence distributors and installers.

•
Management: Our senior management team has operated the Company for five years, building revenue in each year of our existence. One of our owners has been involved in the vinyl fence and patio cover industry for twelve years and is experienced with all aspects of our industry and business.

•
Quality of Product: All of our products are manufactured from the highest quality co-extruded polyvinyl chloride, which maximizes strength and durability, and is ultra-resistant to UV damage. Our products are engineered to last for the life of a home, are virtually maintenance-free and are not subject to the same functional disadvantages experienced by wood and other natural building materials, including the potential for warping, moisture damage, splintering and fragmentation, rot and insect infestation.

Our Products and Services

We offer a comprehensive line of aesthetically durable, low maintenance products. We believe that the range and variety of our product offerings allow consumers to design much of their outdoor living space using our products. Our products include:

•	Fencing: privacy, picket, wall toppers, in white, tan or simulated wood (brown);
•	Patio Covers: solid and louvered in white or tan;
•	Decking: gray or brown;
•	Gazebos: white or tan;
•	Railings: white or tan; and
•	Gates: white, tan or simulated wood

We also sell the various hardware, accessories and other fixtures to finish the products we install.

The products we sell and install are manufactured from the highest quality polyvinyl chloride. The vinyl is "co-extruded," which maximizes strength and durability, and allows for the application of multiple layers to impart specific properties such as ultra-violet (UV) absorption, soft touch, matt surface, and energy reflection. The manufacturer of our products, U.S. Polymers, Inc., advises us that the vinyl is manufactured with the highest UV inhibitors and Titanium DiOxide, a UV absorber that efficiently transforms destructive UV light energy into heat, in the industry.

Our products offer a number of significant advantages over wood in that they eliminate many of wood’s major functional disadvantages, which include warping, splitting and other damage from moisture. Unlike wood, our products are resistant to moisture damage, provide a splinter-free surface, do not rot and are not subject to insect infestation. These features eliminate most of the on-going maintenance requirements associated with wood products and contribute to a worry-free ownership experience. Though initially more expensive than comparable wood products, the durability and maintenance-free characteristics of our products render them less costly than wood over the life of the products. Customers inform us that these attributes contribute significantly to their selection of vinyl over products manufactured from wood and other materials.

Products manufactured by U.S. Polymers carry a limited 30-year replacement warranty. In furtherance of our effort to provide the highest quality purchasing and ownership experience, we offer a one- year limited warranty on the installation workmanship.

Our project designers/salesmen work closely with clients, first to educate them about exterior vinyl product offerings, and then to develop customized designs to satisfy virtually any preference and achieve a personalized feel and appearance that reflects the home's architecture and customer's personality. The manner in which we deal with our customers and seek to secure sales is closely associated with our marketing strategy, described more fully below under the heading "Sales and Marketing."

Sales generally are consummated either at our showroom, where we maintain samples of virtually all of our products, or at the customer's home. Installation typically occurs six to eight weeks after receiving the 50% deposit on an order, the balance being due upon installation. We accept all modes of payment and work with a national bank to provide financing to customers who require financing assistance.

Installation is accomplished by a crew of two of our employees and generally is completed within a day or two of commencement.

We generally carry $100,000 to $150,000 of inventory to meet anticipated requirements for installations that will occur during the ensuing two-week period.

Sales and Marketing

Our goal is to position and brand our Company as the category leader and standard-bearer in the exterior vinyl product marketplace. The strategy we have implemented to achieve our goal closely unites our approach to marketing and consumer sales with corporate branding and has application at the local store level (our retail location and potential future franchises) and on a national corporate level. Since our inception, we have carefully monitored the various sales approaches to which consumers favorably respond and have made deductions about buying patterns that we have incorporated into our sales and marketing approach.

Consumer Sales

Strategy.

The home is typically the largest capital purchase people make. Accordingly, it is management's experience that people are willing to invest the time and effort to ensure they have made the right decision in connection with expenditures for improvements and additions. We have found that the average prospect often takes in excess of six months to research a home-improvement project, such as fencing, patio covers and decks, before calling for estimates and then additional time before actually consummating the purchase. Homeowners may talk with numerous home centers, specialized retail distributors and independent contractors before deciding what specific product to purchase and from whom to make the purchase. We also have found that in many cases the lowest price point is not the foremost concern of consumers, rather value for the dollar (after a decision as to aesthetics) represents the most important consideration. In management's estimation, value can be measured as a function of the purchasing and ownership experience. Value conscious consumers ultimately are seeking to determine if their expectations have been met – asking if they received what they were promised, from the product itself and its installation. In the context of exterior outdoor vinyl products, the answers to these questions may not become evident for some time.

Our sales efforts seek to connect with home owners' intrinsic desire to take to the time to make an informed, value-driven purchasing decision. We employ an educational and consultative approach to our initial contacts with prospects. We seek to strategically educate prospects generally as to exterior vinyl products and the selection, purchasing and installation process. For example, we provide prospects with literature compiled from third-party (neutral) consumer protection agencies, so the information carries a tremendous amount of credibility with the prospect. Through this approach, we are able to discreetly reveal the multiple short-cuts that our competitors (typically contractors) take to minimize their individual overhead costs at the expense of the consumer, while highlighting our advantages. It is our experience that most contractors do not employ a systematic and effective approach to properly educate prospects as to how to obtain the best value for their money. Consequently, there are no apparent differences among contractors, which may result in purchasers opting for the lowest bidder.

Our approach differentiates us from other retail distributors of exterior vinyl products because throughout the sales process we have taken the time and made the effort to develop a relationship with a prospect and have avoided the hard-sell pitch so prevalent in the home improvement industry. When a consumer decides on the direction to take, it is our intention that they feel as if they are making the most informed, appropriate decision and receiving the best value for their dollar. We seek to establish good-will with prospects that takes them through the consummation of the purchase and through the ownership experience. Management believes that the value-driven consumer ultimately is willing to pay more for the product that offers peace-of-mind and a stress-free purchasing and ownership experience.

Tactical Implementation

We employ virtually all media to elicit interest in our Company, including direct mail, print, roadside signage, tradeshows, proactive referral program and internet advertising. Our advertisements and promotional materials are designed to capture information from prospective purchasers with each response to an advertisement or request for information. Our objective is to be aware of those prospects who may be considering making a purchase and who are conducting their research and educating themselves. Once in our data base, we can continue to provide these prospects with additional sales literature and purchasing incentives to shorten the timeframe of their individual buying cycles. As we provide prospects with more information about our Company, we are afforded further opportunities to differentiate our Company from our competitors by highlighting our operational advantages. We believe that we are the only vinyl exterior product company in Southern California collecting this information because our competitors are focused only on prospects who are prepared to receive an estimate, which represents a smaller portion of the overall prospect base. Ultimately, it is our intention to close sales with prospects before our competitors have an opportunity to bid on the job.

For our Orange County location, the bulk of our advertising budget currently is allocated to print media. However, we carefully track the cost-per-lead and cost-of-sale for each individual advertising medium which allows us to strategically redirect and adjust marketing and advertising dollars to the media that yield the highest return on expenditures. We will continue to systematically test the effectiveness of direct mail, tradeshows, canvassing, pay-per-click, and other online and off-line lead generation services to determine which are most effective in generating revenue at any given time and adjust our efforts appropriately.

We expect to employ this technique as we seek to build our network of franchises. Our plan is to determine the message and mediums that have proven to be effective in Orange County and utilize these as the initial elements toward build a marketing and advertising mix on a national basis. We would expect that we will engage a marketing company to assist us in identifying demographic and cultural tendencies in each of the geographic areas in which we may have franchisees and implementing appropriate marketing campaigns on behalf of our franchisees.

Franchising Program

We are not aware of any participant in the exterior vinyl products industry that operates on a national basis. We believe that a significant opportunity exists for us to develop a national franchise of "The Vinyl Fence Company" to establish our products and Company as a unique brand. We also believe that our business approach and operating model can be replicated successfully in other locations. We have not established the parameters of our franchise program, including such matters as franchise sale cost and ongoing fees and royalties, franchise territories or the advertising and marketing approach we will take either as to sales of franchises or the marketing campaign for the franchise system. We currently are in discussions with several franchise consultants who we expect will assist us in researching and developing a franchise program and the related materials required to execute our plan. We will not select a franchise consultant until we are certain that our respective corporate philosophies are in accord.

Any activities we undertake in furtherance of our franchise program will be subject to the detailed reports and information generated by our franchise consultant based upon the results of the research and surveys it generates. We expect that our first few franchises will be located in Southern California in sufficiently close proximity to our office to allow us to closely monitor their activities, minimize support costs and optimize brand marketing within our geographic area. We are advised that by registering as a franchisor in California, we will be permitted to offer franchises in up to 39 states subject to the filing of informational documents in those states. Initially, senior management, who developed our sales and marketing techniques, will be directly responsible for interviewing prospective franchisees and selecting the ultimate franchise owners to ensure that they possess the qualities our management is seeking in franchisees.

Franchise consultants typically are responsible for providing the complete range of information, implementation strategies, policies, procedures, operating manuals, marketing tools and other materials required to develop and implement a competitive franchise program. The information and printed materials we will provide to prospective franchisees with respect to sales of franchises and the policies and procedures we develop to manage the operations of franchisees is subject to regulation by the Federal Trade Commission and the laws of the various states in which we may operate. We expect that the materials provided to us by our franchise consultant will be compliant in all such respects but we will retain legal counsel to ensure initial and ongoing compliance with all applicable laws and regulations. We expect that our franchise consultant will work with us to ascertain our objectives, operating strengths and other factors that affect our business and guide us through each step of developing and implementing a program.

Branding

Our objective is for our organization to become the national leader in exterior vinyl product sales. The essence of this process will be to build our brand so that prospects regard our Company as the only one that provides the value-driven solution to their exterior vinyl product requirements.

We are not aware of any industry participants that have established national prominence in the exterior vinyl product industry. In fact, despite the sheer size of the fencing industry, beyond the home centers in which exterior vinyl products represent only a small portion of their business, our industry is characterized by a profusion of small, local retail stores that lack focus and a clear marketing message. In our view, all of our competitors look, sound and act alike and there exists a void to be filled by a company that is credible, trustworthy, professional and focused on assisting customers rather than on selling customers.

We are seeking to become the dominant participant in the exterior vinyl products on a national basis through our franchises by deploying a focused advertising campaign and building our brand. In an industry noted for its lack of marketing creativity, we will deploy a sophisticated and well conceived marketing strategy to propel us to a position of national leadership. We expect that the economies of scale afforded by multiple franchises will give us the opportunity to deploy advertising and promotional programs that are beyond the financial and creative capabilities of our competitors, and coincidentally allow us to build strong consumer brand awareness, which may serve as a barrier to competitive entry on a national level.

Building brand awareness through advertising is expensive and, in management's estimation, does not provide an immediate and measurable return on invested capital. Rather, it is our intention to continue to deploy a direct-response advertising campaign in which there will be a strong and immediate call-to-action to drive leads and generate revenue. We believe that a cohesive direct-response campaign will build our brand naturally because of the repetition and penetration of the advertisements in the marketplace.

During the first years of our franchising efforts, we expect to allocate the most significant portion of our operating budget, as a percentage of revenue generated, to marketing and advertising. We will closely monitor lead and sales generation relative to advertising dollars expended to a particular media to determine the highest rate of return and apportion our advertising expenditures accordingly. We believe that this approach will afford us with the greatest latitude to quickly and systematically determine which advertising mediums are the most effective in generating revenues. By implementing an aggressive approach early in the franchising phase, we believe that we will have the opportunity to:

•	determine which mediums provide the highest return on capital;
•	quickly convey our brand to the market;
•	overcome any “small business/new business” stigma that prospects in an expansion area may experience; and
•	capture most of the prospects in the area who are in the early stages of the buying cycle, allowing the Company to build a database of “future buyers.”

Product Supply

We have entered into an agreement to purchase all our vinyl product requirements from U.S. Polymers, Inc., located in Montebello, California, approximately twenty miles from our headquarters, that we use in jobs located in North Orange County, California. In return, U.S. Polymers granted us the exclusive license to sell its products in that territory and provides us with price discounts if we meet specified consumption levels. Under the agreement, we purchase raw materials consisting of extruded vinyl that has been formed into a variety of 16-foot-length profiles (posts, rails, pickets, etc.), hardware (hinges, latches), and lights, which represents approximately 78% of all materials we use in our business. We utilize three computerized routing machines to cut and route the vinyl products to the required specifications for each purchase order. The original agreement, as subsequently amended to extend the termination date, is effective through August 29, 2010.

U.S. Polymers has been a reliable provider of high-quality vinyl products and has satisfied our supply requirements on a timely basis to date. The products have proven to be easy to install and trouble-free for our customers to maintain. Products manufactured by U.S. Polymers carry a limited 30-year replacement warranty. We have not experienced any significant difficulties working with U.S. Polymers nor have we received any serious customer complaints about the quality of the product. Over the five years we have operated the Company, we have not had to replace any of the product we have installed because of defective materials.

We believe that in the event U.S. Polymers is unable to supply our requirements for vinyl fencing products, there are numerous other suppliers available to us that could provide substantially similar quality products at comparable prices on short notice.

Any disruption in the supply of the materials comprising the products we sell could have a material adverse effect on our business in the short term until we were able to negotiate purchase terms with new suppliers.

Backlog

Given that we collect a fifty percent deposit on all order when executed, our backlog at any given time is equal to twice the amount of the customer deposit balance at that date. As of July 31, 2008, the Company's backlog of unfilled orders was $626,000, represented by 50% deposits totaling $313,000. All of this backlog will be installed within one to three months. The Company's backlog of unfilled orders at July 31, 2007 was $708,000. The amount of our backlog at any given time may not be representative of our potential annual earnings both because orders turn over quickly and the seasonal nature of our business may not accurately reflect our level of activity at any given time. Orders tend to diminish during the holiday season and into the rainy season, which typically encompasses the early winter months in Southern California.

Competition

We market our exterior vinyl products to the home improvement sector where they compete with entries manufactured from lumber, wood-plastic composites, other high-performance plastics, metal-based products, masonry products and other construction materials. Currently, wood and metal are the most prevalent materials used in residential fencing, accounting for over 70% of the total value, and wood is by far the most prevalent material used in decking products. Though the appearance of vinyl products is improving rapidly, many purchasers prefer the look and feel of wood, which also is somewhat less expensive than vinyl in initial purchase price but, we believe, has a higher cost of ownership given its on-going maintenance costs. Superior product quality and ease of ownership is the principal means by which our products compete against wood. We believe that our products compete favorably with vinyl products offered by our competitors as to price, quality, aesthetics and variety.

Our industry is populated by (i) numerous small, local retail stores that specialize in vinyl products, (ii) home improvement contractors and (iii) home improvement centers for which exterior vinyl products represent a small portion of their total product offerings and that typically subcontract installation to third parties. We compete against these entities based upon the manner in which we attract prospective purchasers and close transactions. By capturing information about prospects early in the buying process and educating them about our industry, how product is sold and installed and the level of post-installation service available from the various industry participants, we build a data base of prospective purchasers with whom we develop a relationship. We periodically make contact with these prospects until they have reached a purchase decision during which we emphasize the quality of the purchasing and ownership experience we offer without the high-pressure sales tactics so prevalent in the home improvement industry. We may also offer purchasing incentives as enticements to shorten the timeframe of their individual buying cycles. It is our experience that homeowners are concerned with peace of mind with respect to ownership and may be disposed to pay a little more for a company and product that offers a quality experience. We believe that we offer the quality purchasing and ownership experience that attract value-driven customers.

Employees

We employ 34 persons on a full-time basis, including: our two executive officers who are responsible for the direction and hands-on management of our Company; six project designers (marketing and sales persons); 23 operations personnel who schedule, fabricate product and provide customer service; and three finance personnel who assist with financial planning, maintaining financial records and preparing monthly and interim financial statements and reports.

We are not party to any employment agreements and all of our employees are hired on an at-will basis. None of our employees are members of a union. We believe that we maintain good relations with all of our employees.

Properties

The Company leases approximately 10,000 total square feet of office, showroom and stockroom space pursuant to four-year lease that expires on March 31, 2009. We currently pay monthly rent of $9,000 for the premises. The total annual rental expense for 2009 will be $108,000. Management believes that its current facilities in Santa Ana, satisfy its current and anticipated future requirements but that alternative space is available upon comparable terms if necessary.

Risk Factors

Risks Related to Our Business

We currently purchase all of our vinyl products from a single source and any interruption in supply, decline in quality or increase in price could adversely affect our business and results of operations.

We purchase all of our major vinyl components of the products we sell from a one source that manufactures its products at a single facility in Southern California. Our business could be adversely affected in the event:

•
there is any interruption in supply from this entity, which could occur if, among other things, its equipment malfunctions or it experiences a fire or other catastrophic event, in which case we might not be able to satisfy our customers' demand unless and until we found another source;

•	the quality of the product we purchase from our supplier declines, which could prompt customers to purchase products from our competitors; or

•	our supplier significantly increases costs that we cannot pass on to our customers, in which case our customers may purchase products from our competitors.

Our reliance on a single supplier of vinyl product exposes our business to these and other risks and potential problems that we cannot now foresee. Any such event could have a material adverse affect on our business and results of operations.

Our business growth strategy and future earnings will depend in large part on the success of our franchise program and there are a substantial number of risks associated with this strategy.

We will pursue the development of a franchise program that we anticipate will be the cornerstone of our future growth and expansion. We expect to dedicate significant financial and personnel resources to the development of our franchise program and to derive substantial returns from our investment, both from the payment of the initial franchise fees and ongoing royalty and other fees. There are numerous significant risks attendant to developing the program, including:

•
We have never undertaken any research to establish the franchise potential of our business and we may not sell a sufficient number of franchises to recoup our initial investment in the program or to fund the ongoing costs of operating a franchise program;

•	Neither we nor any member of our management team has any prior experience developing or operating a franchise program and we may not successfully manage this business;

•	We may face delays and difficulties in connection with implementing our franchise program, which could increase costs and delay the recognition of revenue from such operations;

•	Placing significant demands on our management, technical, financial and other resources;

•	Diverting management's attention from our core business of selling vinyl fence;

•
We will face significant competition in attracting franchisees from larger, more established franchisors that have significantly greater name recognition, experience and financial and personnel resources than we do;

•
We expect that a significant portion of the fees we would earn from franchisees would be derived from royalties calculated based on net sales and to the extent that our franchisees do not operate their franchise profitably, which operations are out of our control, we will not earn the revenues we expect;

•
We may not accurately assess the qualifications of our franchisees and they may not possess the business abilities and access to financial resources necessary to successfully operate the franchise or to operate it in a manner consistent with our standards;

•
We will be subject to regulation by the Federal Trade Commission and state laws regulating the offer and sale of franchises as well as the operation of our franchise program and any failure by us to obtain or maintain approvals to sell franchises would cause us to lose franchise revenues and any failure to comply with these laws could expose us to liability for damages to franchisees and fines or other penalties as well as causing us to incur expensive legal costs; and

•
We may be named as a party in an action relating to, and/or be held liable for, the conduct of our franchisees if it is shown that we exercise a sufficient level of control over a particular franchisee’s operation.

We cannot assure you that we will successfully manage the problems and difficulties we may encounter in developing a franchise program. To the extent that we do not manage and surmount the problems and difficulties we may encounter, our results of operations and financial condition may not meet our expectations. Moreover, such problems and difficulties may permeate our existing operations to our financial and operational detriment which would materially and adversely affect our financial condition and results of operations.

We may require additional cash to implement our franchise program and, if we do not generate sufficient revenue from such operations, to maintain our franchise program.

As of the date hereof, we believe that we will possess sufficient financial resources, from cash on hand and revenue from existing operations, to fund the development of and maintain our franchise program. However, no member of our management has experience building a franchise program and we may not have evaluated or gauged our requirements adequately or properly accounted for factors beyond our control which could increase the cost of developing and maintaining our franchise program. If the revenue we generate from our franchise operations (both from sales of franchises and from ongoing franchising fees and royalties) is not sufficient to support our franchise program, we will suffer losses and may require outside financing to maintain such operations which may not be available to us on acceptable terms, if at all. If we do not have access to cash on acceptable terms when and as required, we will not grow as quickly as we have anticipated and our business and results of operations will suffer.

Our business could suffer from a lack of product diversification.

We derive all of our revenues from sales of exterior vinyl products. In the event that vinyl falls out of favor with consumers or the styles we offer are no longer appealing to prospects, and we are unable to identify suitable alternatives, our sales, revenue and results of operations would be materially adversely affected.

We cannot predict how the current economic downturn and tightening of credit markets will affect our business.

The demand for our products is correlated to changes in the level of activity in home improvements. This activity level, in turn, is affected by such factors as home equity values, home equity loan withdrawals, consumer spending habits, employment, interest rates and inflation. Economic trends indicate that home equity values in many markets have softened and that home equity withdrawals have decreased, which may result in decreased home improvement spending. It is not known whether this trend will continue or worsen. Any economic downturn could reduce consumer income or equity capital available for spending on discretionary items such as fencing, which could adversely affect the demand for our products.

Past seasonal fluctuations in our net sales and quarterly operating results may not be a reliable indicator of future seasonal fluctuations.

Our historical seasonality may not be a reliable indicator of our future seasonality. Quarterly variations in our net sales and income from operations are principally attributable to seasonal trends in the demand for our products. We generally experience lower net sales levels during the first and fourth quarters of each year, in which holidays and adverse weather conditions in Southern California usually reduce the level of home improvement activity.

Our business could be harmed if we are unable to manage growth effectively.

We have experienced significant growth since our inception and believe that sustained growth, including as may be achieved through our expansion plans, places a strain on operational, human, and financial resources. To manage our growth, we must continue to improve operating and administrative systems and services and attract and retain qualified management and sales personnel. We believe that maintaining and enhancing both our systems and personnel at reasonable cost are instrumental to our success. We cannot give any assurances that we will be able to attract and retain qualified personnel. We cannot give any assurance that we will be able to develop internal systems that will keep pace with the growth we expect over the next five years. Failure to manage growth effectively could have an adverse effect on our business and operating results.

Our performance will suffer if we do not compete effectively in the highly competitive fencing market.

We must compete with an increasing number of companies in the fencing market, including wood producers that currently have more production capacity than is required to meet the demand for their products, and manufacturers of wood/plastic compound fencing that are seeking to capture market share from wood and that are aggressively pricing their products to that end. If, for example, price became the most significant purchasing consideration, we might not be able to compete with wood products. Our failure to compete successfully in this market could have a material adverse effect on our business and results of operations.

Our business depends on our senior management team and the loss of any member of the team could harm our business.

We believe that our success will depend on the continued employment of Gordon Knot and Garabed Khatchoyan, our president and secretary, respectively, who have significant experience in our industry and who developed our sales and marketing techniques. Currently, neither Mr. Knot nor Mr. Khatchoyan has an employment agreement with our Company. Our future business and financial results could be adversely affected if we were to lose the services of either of such persons. If either of these persons were unable or unwilling to continue in his present position, that person could be difficult to replace and our business could be harmed. If either of these persons left to join a competitor or form a competing company, some of our customers might choose to use the services of that competitor or new company instead of our services. In addition, we cannot assure you that a court would enforce the non-competition provisions in employment agreements with either of such persons. Further, if non-competition provisions were enforced, they are limited in time and scope and we cannot assure you that the provisions would be adequate in this regard to protect our business.

If we fail to hire and retain qualified personnel, we may not be able to achieve our goals.

Our success depends to a significant extent upon our ability to hire qualified managerial and administrative personnel necessary to properly manage our operations through our proposed franchise program. If we our unable to attract and retain qualified personnel, our business could be materially and adversely affected.

We are significantly influenced by our directors and executive officers.

Our directors and officers beneficially own a majority of our outstanding common stock. These stockholders, acting together, would be able to exert significant influence on substantially all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or acquisitions and other business transactions.

Risks Related to an Investment in Our Securities

If we fail to maintain effective internal controls over financial reporting, we may be subject to litigation and/or costly remediation and the price of our common stock may be adversely affected.

Prior to the Share Exchange, TVFC-California was a private company and had not been obligated to report on its disclosure controls and procedures or its internal control over financial reporting, and as a newly public, growth stage company, is only in the process of implementing formal procedures intended to satisfy the requirements of Section 404 and other related provisions of the Sarbanes-Oxley Act of 2002. However, as a public company, we will have to fully comply with these requirements.

Failure to establish the required controls or procedures, or any failure of those controls or procedures once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Upon review of the required internal control over financial reporting and disclosure controls and procedures, our management and/or our auditors may identify material weaknesses and/or significant deficiencies that need to be addressed. Any actual or perceived weaknesses or conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of its internal control over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal control over financial reporting could adversely impact the price of our common stock and may lead to claims against us.

Compliance with changing corporate governance and public disclosure regulation will likely result in additional expenses and increased liability exposure for us, our directors and our executive officers.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of our assessment by our independent registered public accountants. The standards for management’s assessment of the internal control over financial reporting as effective are relatively new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence in us and our share value may be negatively impacted. Further, many companies have reported that compliance with these standards requires a disproportionate expenditure of funds.

In addition, the SEC recently announced a significant number of changes to the laws, regulations and standards relating to corporate governance and public disclosure. Our management team will need to invest significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Further, because public company directors and officers face increased liabilities, the individuals serving in these positions may be less willing to remain as directors or executive officers for the long-term, and we may experience difficulty in attracting qualified replacement directors and officers. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, we may need to expend a significantly larger amount than we previously spent on recruiting, compensating and insuring new directors and officers.

Limitations on liability and indemnification matters.

As permitted by the corporate laws of the State of Nevada, we have included in our Articles of Incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our By-Laws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we will be required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified. If we are required to indemnify, both for the costs of their defense in any action or to pay monetary damages upon a finding of a court or in any settlement, our business and financial condition could be materially and adversely affected.

Issuance of stock to fund our operations may dilute your investment and reduce your equity interest.

We may need to raise capital in the future to fund the construction and development of new facilities or for other purposes. Any equity financing may have significant dilutive effect to stockholders and a material decrease in our stockholders’ equity interest in us. Equity financing, if obtained, could result in substantial dilution to our existing stockholders. At its sole discretion, our board of directors may issue additional securities without seeking stockholder approval, and we do not know when we will need additional capital or, if we do, whether it will be available to us.

We are authorized to issue preferred stock without stockholder approval, which could negatively impact the rights of holders of our common stock.

Our Articles of Incorporation authorize the issuance of up to 10,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of authorized preferred stock, there can be no assurance that we will not do so in the future.

Holders may not be able to dispose of their shares due to the absence of an established trading market.

There is currently no public trading market for any of our securities. Management expects that our Company will seek to have our common stock admitted to quotation on the over-the-counter bulletin board, though we have not identified a market maker to sponsor our common stock or file the necessary application. We cannot assure you that we will identify a market maker to sponsor our common stock for quotation on the bulletin board, that our common stock will be admitted for quotation or that an active market for our common stock ever will develop. Unless and until a market develops for our common stock, holders will have limited liquidity or opportunity to dispose of their securities.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

At such time as our common stock trades publicly, if ever, while the trading price is below $5.00 per share, the open-market trading of our common stock will be subject to the “penny stock” rules.

The penny stock rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established clients and accredited investors (generally those with assets in excess of $1 million or annual income exceeding $200,000 or $300,000 together with their spouses). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity of our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.

We do not plan on declaring or paying dividends.

We have never declared or paid a dividend on our capital stock, nor do we have any plans to do so in the future. We expect to retain earnings to fund our expansion plans.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of the financial condition and results of operation of the Company, after giving effect to the acquisition of TVFC, for the twelve months ended June 30, 2008 and 2007 and the nine months ended September 30, 2008 and 2007 and should be read in conjunction with the financial statements and the notes to those statements that are included elsewhere in this Current Report on Form 8-K. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements, and Business sections in this report. We use terms such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

General

We market and install a wide variety of attractive, durable, low-maintenance vinyl products, including fencing, patio covers, decking, railing and trim categories. During 2007, fencing products represented approximately 60% of our gross sales and patio covers represented approximately 25% of our gross sales. Our products are used largely in renovation and remodeling by our customers who include homeowners and homeowner associations. We have increased sales and revenue in each of our five years of existence, and our gross profit was over 50% in 2006 and 2007.

We differentiate our Company from others in the industry on the basis of the manner in which we market and sell our products and the level of service we offer our customers. Given that the purchase of our products represents a substantial investment in a customer's home, typically their most significant capital asset, we seek to connect with home owners' intrinsic desire to take the time to make an informed, value-driven purchasing decision. Throughout the sales process, we invest the time and effort to develop a relationship with a prospect, as opposed to home centers, specialized retail distributors and independent contractors that typically employ a hard-sell pitch and seek to make a sale only when a consumer is prepared to make a purchase.

Our marketing efforts are designed to capture information about prospective purchasers of exterior vinyl products early in the buying cycle. We maintain contact with them over the course of the decision-making process to educate and consult with them about vinyl products generally, the purchasing and installation process and the ownership experience. We seek to demonstrate to prospects that purchasing from us represents the best value for their money in that we provide a worry-free ownership experience that we believe is not available from other independent retailers, contractors or the national home improvement chains.

There are no national chains dedicated exclusively to the retail sale and installation of vinyl fencing and patio products. Over the next several months, we will seek to establish a franchise program to take advantage of the considerable growth expected by industry experts in sales of vinyl fencing and patio covers relative to other fencing and patio cover materials. Through this franchise program we will seek to establish a national chain of vinyl fence and patio cover distributorships to fill the void in the national vinyl fencing market. Our ultimate goal is to build a national brand. Though we have never undertaken detailed research regarding our franchising potential, we believe that with proper training and motivation our well-conceived and sophisticated marketing and sales program can be replicated throughout the country. We believe that we can benefit from the economies of scale derived from multiple franchises that will give us the opportunity to deploy national advertising and promotional programs that are beyond the financial and creative capabilities of others in our industry and negotiate improved pricing of the vinyl material from which our products are manufactured. We believe that this will allow us to capture significant national market share and build strong consumer brand awareness, which eventually may serve as a barrier to competitive entry to others on a national level.

As of the date hereof, we believe that we will possess sufficient financial resources, from cash on hand and revenue from operations, to fund the development of our franchise program. However, no member of our management has experience building a franchise program. We may not have evaluated or gauged our cash requirements adequately or properly accounted for factors beyond our control which could increase the cost of developing and maintaining our franchise program and cause us to seek outside financing which may not be available to us on acceptable terms, if at all. In addition, expansion into a franchise program presents other possible risks for which we may not adequately have accounted, including diversion of our management's time from our core retail business, the failure of our franchisees and the potential economic impact such failure could have on our business and the time and cost of complying with laws and regulations relating to franchises and multi-state operations.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however actual results could differ materially from those estimates (See Note A in the Notes to Financial Statements).

Revenue recognition

We record customer deposits on sales as a current liability when received and we recognize revenues when installations of the products are complete.

Accounts Receivable

We require a down payment of 50% of the purchase price at the time a sales agreement is signed and the balance at completion of installation, which minimizes our accounts receivable. Bad debt losses have been minimal (less than .3% of revenue since inception of the Company), and we record them as they are incurred.

Inventory

Inventory is stated at the lower of average cost or market value. Inventory consists of raw materials (approximately 80%) and fabricated materials awaiting installation (approximately 20%).

Results of Operations

Comparison of the Three Months Ended September 30, 2008 and 2007

Income: Income for the three months ended September 30, 2008 was $1,083,098, an decrease of $100,726, or 8.5%, from $1,183,824 for the comparable period in 2007. The decrease was primarily attributable to personnel problems in our fabricating and installation departments. We have addressed these issues by re-defining the roles of our staff responsible for fabrication and installation and by restructuring our work force, which we believe have rectified the problem.

Gross Profit: Gross profit decreased from $632,953 in 2007 to $483,839 in 2008, a decrease of 23.5%, and the gross profit percentage declined from 53.5% in 2007 to 44.7% in 2008. The decrease was due to personnel problems in our fabricating and installation departments. We have addressed these issues by re-defining the roles of our staff responsible for fabrication and installation and by restructuring our work force, which we believe have rectified the problem.

Expenses:

Advertising expense increased $3,420 or 7.6%, as we identified the proper mix of advertising media to attract customers and grow our business.

Selling, general and administrative expenses decreased from $125,348 in 2007 to $118,319, or 5.6%, in 2008 as management focused on cost control.

Payroll Expenses, Professional Fees and Rent Expense were relatively unchanged between periods.

Income Taxes were $33,300 in 2008, resulting from the Company’s election to be treated as a Subchapter S corporation under the Internal Revenue Code of 1986, as amended (the "Code") as opposed to a Subchapter C corporation under the Code as of January 1, 2008.

Comparison of the Twelve Months Ended June 30, 2008 and 2007

Income: Income for the twelve months ended June 30, 2008 was $4,213,953, an increase of $932,947, or 28.4%, from $3,281,006 for the comparable period in 2007. The increase was primarily attributable to an increase in our marketing and sales training and procedures.

Gross Profit: Gross profit increased from $1,747,331 in 2007 to $2,137,737 in 2008, an increase of 22.3%; however, the gross profit percentage declined from 53.2% in 2007 to 50.7% in 2008. The decrease was due to personnel problems in our fabricating and installation departments. We have addressed these issues by re-defining the roles of our staff responsible for fabrication and installation and by restructuring our work force, which we believe have rectified the problem.

Expenses:

Advertising expense was relatively unchanged between years, increasing by only 3.3%, as we identified the proper mix of advertising media to attract customers and grow our business.

Selling, general and administrative expenses increased from $291,930 in 2007 to $429,903, or 47.3%, in 2008. The $137,973 increase was primarily the result of increases of approximately $23,000 in vehicle expenses, $52,000 in insurance expenses, $24,000 in interest (including finance charges for customers who financed their purchases), and increases in various other expenses associated with the general growth of our business.

Payroll Expenses: Payroll Expense increased from $553,822 in 2007 to $868,624,an increase of $334,802 or 62.7%, due to an increase in number of employees from 30 at June 30, 2007, to 34 at June 30, 2008, wage increases of approximately 5% for employees, and pay increases for the two owners of $153,583 resulting from the conversion of notes receivables and accrued interest from the owners to salary.

Professional Fees increased $23,400 due primarily to increased marketing consulting fees.

Rent Expense increased $2,860 due to an annual rate increases as provided for in the lease.

Liquidity and Capital Resources

Our current capital requirements are allocated principally among payroll; selling general and administrative expenses and advertising expenses. Historically, we have financed our business with cash flow from operations.

Though we believe that we have the capital resources required to implement our proposed franchise program, we may have underestimated the costs required or we may encounter unanticipated costs and we may suffer delays and difficulties that will necessitate our seeking to obtain cash from outside sources. Currently, we have a small line of credit that likely would be insufficient to fund substantial additional costs that may be associated with the development of our franchise program. Additional cash may not be available to us on acceptable terms, if at all. Initially, a significant portion of the cash required to develop and execute our franchise program will be allocated to the engagement of a franchise consultant to undertake the research and surveys necessary to confirm our franchising potential, to establish franchise pricing and territory and to provide the complete range of information, implementation strategies, policies, procedures, operating manuals, marketing tools and other materials required to develop and implement a competitive franchise program. Once a program has been developed, we expect that we will allocate significant cash resources to advertising, both to attract franchisees and to fund advertising of our products. We may not realize profit from this investment for several years.

Cash and Cash Equivalents

Our cash and cash equivalents were $113,980 at December 31, 2007, and decreased to $125,281 by September 30, 2008, a decrease of $11,301..

Net cash provided by operating activities

Net cash provided by operating activities was $373,4427 for the nine months ended September 30, 2008, a decrease of $273,844 or 42% from $657,286 for the nine month period ended September 30, 2007. The decrease was primarily attributable to a decrease in net income of $434,128, offset by an increase in customer deposits of $57,510, an increase in prepaid expenses of $53,515, and other items, net.

Net cash used in investing activities

Net cash used in investing activities was $39,485 for the nine months ended September 30, 2008, a decrease of $60,684 or 60% from $100,169 for the comparable period in 2007. The decrease was primarily attributable to the purchase of four vans. in 2007.

Net cash used in financing activities

Net cash used in financing activities was $342,900 for the nine months ended September 30, 2008 compared to $235,989 for the same period in 2007, a decrease of $106,911, or 45%. The decrease was primarily attributable to an increase in dividends of $53,000 paid to the principals of the Company; a net change in vehicle financing proceeds less principal payments of $44,418; all offset by a contribution to capital by two of the founding stockholders of the Company.

Contractual Obligations and Off-Balance Sheet Arrangements.

We have certain fixed contractual obligations and commitments. The table below summarizes our contractual obligations as of September 30, 2008 and for the future periods identified. The development of our franchise program, changes in our business needs and other factors may result in our incurring significant future obligations which would impact our cash and liquidity position and requirements. We cannot provide certainty regarding the timing and amounts of payments.

Payments Due By Period (all amounts in $)
Contractual Cash Obligations	Total	Less than One Year	1-3 Years	3-5 Years	After 5 Years

Capital Leases (1)	$53,780	$20,336	$33,444	$-0-	$-0-

Operating Leases (2)	$52,140	$52,140	$-0-	$-0-	$-0-

Total Contractual Cash Obligations	$105,920	$72,476	$33,444	$-0-	$-0-

(1) Capital Leases: The Company acquired four vehicles under installment sales contracts with interest rates varying from 4.9% to 6.9%. The Company also acquired equipment under a capital lease agreement with interest at 4.9%.

(2) Operating Leases The Company leases its 10,000 square foot facility under a non-cancellable lease arrangement that expires in March 2009. The lease is guaranteed by one of the Company’s shareholders.

(3) The Company has available to it a $100,000 line of credit. Borrowings under the line of credit were paid off in 2007. The interest rate is prime plus 3 percentage points.

We are not party to any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

We do not use derivative financial instruments in our investment portfolio and have no foreign exchange contracts. Our financial instruments consist of cash and cash equivalents, trade accounts receivable and accounts payable. We consider investments in highly-liquid instruments purchased with a remaining maturity of 90 days or less at the date of purchase to be cash equivalents.

Interest Rates. Our exposure to market risk for changes in interest rates relates primarily to our short-term investments; thus, fluctuations in interest rates would not have a material impact on the fair value of these investments.

Directors, Executive Officers, Promoters, Control Persons and
Corporate Governance; Compliance With Section 16(A) of The Exchange Act

Directors and Executive Officers

The following table sets forth certain information about our directors and executive officers:

Name	Age	Title

Gordon Knott	48	President and Director

Garabed Khatchoyan	44	Secretary and Director

Douglas Wells	68	Chief Financial Officer

The Company's directors are elected to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified. The Company's officers serve at the pleasure of the board of directors.

Set forth below is biographical information concerning our directors and executive officers for at least the past five years. All of the following persons who are executive officers are also full-time employees.

Gordon Knott has served as a member of our board of directors and our president since our inception. Mr. Knott has in excess of twenty years of sales and sales management experience in the telecommunications industry servicing large national accounts. From 2000 to 2003 he was a senior account manager for CopperCom, Inc., a leading manufacturer and designer of a full suite of telecommunications products for the access network. As a national account representative, he was responsible for, among other things, sales of a broad line of products in California and Hawaii, capturing a significant opportunity with a wide range of hotels in Anaheim to provide all voice, Internet and video. From 1994 to 2000, he served as a national account manager for Convergent Communications / TIE Comm. Inc., a provider of data and telephone networking systems located in Irvine, California where he was responsible for sales in the company's western region and establishing new national accounts, among other things

Garabed (Gary) Khatchoyan served as a member of our board of directors and our corporate secretary since our inception. Gary has over 20 years experience in sales, business management and production management in the vinyl fence industry and can handle virtually any issue that arises in our business. From 1996 to 2002, he was associated with Quality Vinyl Products, a licensed fence contractor located in North Hollywood, California, where he was responsible for sales and marketing and training of fabrication and sales staff. Prior thereto has served in a variety of sales and marketing positions in Southern California.

Douglas Wells has served as the Chief Financial Officer of the Company since September 1, 2008. Since 2007, he has been the president and principal shareholder of CFO Services, Inc., a consulting firm that provides business advice and CFO-type services to several companies. From 2004 to August 2008, he was employed by Avitus Group, a professional employer organization, and provided CFO-type services to small business companies, including our Company. From 2001 to 2004, he was chief financial officer of Vital Imaging, Inc., which had eight medical imaging centers in the western U.S. From 1999 to 2001, he served as the chief financial officer of Care Network, Inc., a managed care company that provided workers compensation medical management services to other businesses. Prior to 1999, he served in various executive capacities with a number of companies, including as a director of internal audit at two of the companies. During his career, he has managed investments in medical office buildings, an imaging center, a surgery center, a medical laboratory and an occupational medicine program, and has consulted with numerous hospitals and other health care groups. Mr. Wells was an audit partner with Arthur Andersen where he was in charge of its healthcare practice in Southern California. Mr. Wells is a Certified Public Accountant. Mr. Wells will not devote his full time to the business of the Company.

Corporate Governance

General

We believe that good corporate governance is important to ensure that our Company is managed for the long-term benefit of our stockholders. This section describes key corporate governance practices.

Board Determination of Independence

As of the date hereof, the Company has not adopted a standard of independence nor does it have a policy with respect to independence requirements for its Board members or that a majority of its board be comprised of "independent directors." As of the date hereof, none of our directors would qualify as "independent" under any recognized standards of independence.

Board of Directors Meetings and Attendance

The board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The primary responsibility of our board of directors is to oversee the management of our Company and, in doing so, serve the best interests of the Company and our stockholders. The board of directors selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Our board of directors also participates in decisions that have a potential major economic impact on our Company. Management keeps the directors informed of Company activity through regular communication.

We have no formal policy regarding director attendance at the annual meeting of stockholders, although all directors are expected to attend the annual meeting of stockholders if they are able to do so.

Board of Directors Committees

We do not currently have a standing audit, nominating or compensation committee of the board of directors, or any committee performing similar functions. Our board of directors, Gordon Knott and Garabed Khatchoyan, performs the functions of audit, nominating and compensation committees. As of the date of this Report, no member of our board of directors qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended. Since the board of directors currently consists of two members, it does not believe that establishing separate audit, nominating or compensation committees are necessary for effective governance. The Board will consider establishing committees as and when we expand the board.

Shareholder Communications

We do not presently provide a process for security holders to send communications to the board of directors. We expect to adopt a process for security holders to send communications to the board of directors prior to the call of the Company's next annual meeting of stockholders. We will disclose the stockholder communication process we adopt in the proxy statement we will mail to all stockholders prior to the next annual stockholders meeting.

Code of Ethics

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer and principal accounting officer or controller or persons performing similar functions, that is designed to comply with Item 406 of Regulation S-K.  A copy of the Company’s Code of Ethics will also be furnished, without charge, in print to any person who requests such copy by writing to the Company’s Secretary at: The Vinyl Fence Company, Inc., 2210 South Ritchey Street, Santa Ana, California 92705.

Executive Compensation

Directors’ Compensation

We do not have any non-employee directors at this time and we have not adopted a policy for compensating or reimbursing non-employee directors that may join our board of directors.

Executive Compensation

The following table shows information concerning all compensation paid for services to the Company in all capacities during the year ended December 31, 2007 or accrued within the current fiscal year as to the principal executive officer, principal financial officer, and each person whose total annual salary and bonus exceeded $100,000 at the end of the last fiscal year (the “Named Executive Officers”):

Summary Compensation Table

Name and principal position	Year	Salary ($)	All other Compensation ($)		Total ($)

Gordon Knott	2007	$60,000	$218,335	(1)(2)	$278,335
President	2006	$57,692	$165,835	(1)(2)	$223,527

Garabed Khatchoyan	2007	$60,000	$210,100	(1)(3)	$280,100
Secretary	2006	$57,692	$165,544	(1)(3)	$223,236

(1)
Through 2007, TVFC-California elected to be treated as a Subchapter S corporation under the Internal Revenue Code of 1986, as amended (the "Code"), and the amounts paid by the Company to the persons named in the table in the column titled "All Other Compensation" represent amounts paid as a dividend to its sole shareholders. As of January 1, 2008, the shareholders of TVFC-California revoked their intention to treat the company as an "S" corporation and the Company is now treated as a "C" corporation under the Code.

(2)	Includes $14,835 in both 2007 and 2006 for automobile allowance.
(3)	Includes $16,600 in 2007 and $14,544 in 2006 as an automobile allowance.

Other Compensatory Arrangements

We do not currently have any stock option, incentive, equity, non-equity or compensatory plans in place. We may adopt such plans when and if our board of directors deems them appropriate and will present any such plan adopted by our board for approval by our shareholders at the next annual meeting after the adoption thereof.

Security Ownership of Certain Beneficial Owners
and Management and Related Stockholder Matters

The following table sets forth information as of November 25, 2008 with respect to the beneficial ownership of our common stock by each person known by us to be the beneficial owner of more than 10% of the outstanding common stock, by each of our officers and directors, and by all of our officers and directors as a group.

For the purpose of this table, the amounts and percentages of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of such security, or “investment power”, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

The applicable percentage of ownership is based on 22,864,000 shares outstanding as of November 25, 2008.

Holder (1)	Number of Shares Beneficially Owned (2)	Percent of Class

Gordon Knott	10,000,000	43.74%

Garabed Khatchoyan	10,000,000	43.74%

Douglas Wells (3)	100,000	*

All directors and officers and as a group (3 persons)	20,100,000	87.48%
* Indicates less than one percent.

(1)	Except as otherwise noted in the table, the address for each person named in the table is c/o the Company.
(2)
The information concerning security holders is based upon information furnished to the Company by such security holder. Except as otherwise indicated, all of the shares are owned of record and beneficially and the persons identified have sole voting and dispositive power with respect thereto.\

(3)	Mr. Wells owns these shares through The Wells Family Trust

Market Price of and Dividends on Our Common Equity and Related Stockholder Matters

Market Information

As of November 25, 2008, there were 19 holders of record of 22,864,000 outstanding shares of our common stock.

Our transfer agent is Fidelity Transfer Company, Suite 102, 8915 South 700 East, Sandy, UT 87070.

Our common stock does not trade, nor is it admitted to quotation, on any stock exchange or other trading facility. Management expects that it will seek to identify a market maker to sponsor our common stock to be admitted to quotation on the over-the-counter bulleting board ("OTCBB") but has not entered into an arrangement with any market maker to file the required application to commence such quotations as of this time. We cannot assure you that we will identify a market maker to sponsor our common stock to be admitted to quotation on the OTCBB, that our common stock will be admitted to quotation on the OTCBB or, if it is, that a trading market for our common stock will ever develop.

In connection with the Share Exchange, we agreed to honor an assume options granted by TVFC to its employees to purchase up to 133,800 shares of common stock, which are exercisable through August 2013 at a price of $.50 per share ("Options"). The options are exercisable through August 2013. A description of the terms of the Options is included under the heading "Description of Securities-Options."

Other than the shares issuable pursuant to the foregoing options, the Company is not obligated by contract or otherwise to issue any securities and there are no outstanding securities convertible into or exchangeable for shares of our common stock.

As of the date hereof, all outstanding shares of our common stock are “restricted securities,” as that term is defined under Rule 144 promulgated under the Securities Act, because they were issued in private transactions not involving a public offering.

Registration Rights

Under the terms of the Share Exchange Agreement, we agreed to register for public resale under the Securities Act of 1933, at our expense:

•	2,300,000 shares of our common stock issued to the shareholders of TVFC under the Share Exchange Agreement, including 100,000 shares for each of the officers and directors of TVFC;

•	133,800 shares of common stock issuable upon exercise of a like number of options we assumed under the Exchange Agreement;

•	700,000 shares of common stock held by persons who held shares of our common stock prior to the Share Exchange.

We have entered into a registration rights agreement with each of the holders of common stock described above under which we retained the right to withdraw the registration statement covering these shares under certain circumstances without penalty. Holders of our common stock prior to the Share Exchange would not have been entitled to offer or sell their common stock unless their shares were registered under federal securities laws because the Securities and Exchange Commission has taken the position that Rule 144 is not available for the resale of securities held by those persons, either before and after a business combination such as the Share Exchange, despite technical compliance with the requirements of Rule 144 because those persons would be acting as "underwriters" under the Securities Act when reselling their securities. Accordingly, resale transactions of shares held by such persons and their permitted transferees, would need to be made through a registered offering of such securities. The holders of our common stock prior to the Share Exchange have entered into a Lock Up/Leak Out Agreement pursuant to which they have agreed to hold such shares for a period of six months after the effective date of the registration statement that includes their shares and thereafter to sell no more that 1/36th of the total number of shares they own in each month.

We also agreed to register for public resale under the Securities Act of 1933, at our expense, an aggregate of 64,000 shares of our common stock we sold to certain purchasers of our securities in an offering we consummated on November 23, 2008 pursuant to Rule 506 of Regulation D under the Securities Act of 1933. We agreed to file the registration statement covering these shares within 90 days of the closing date of such offering, subject to our right to withdraw the registration statement under certain circumstances without penalty.

Dividends

We have not paid any dividends on our common stock to date and do not presently intend to pay cash dividends prior to the consummation of a Business Combination. It is the present intention of our management to retain all earnings, if any, for use in our business operations.

Related Party Transactions

On March 15, 2007, Gordon Knott and Garabed Khatchoyan, directors and officers of the Company, each executed a promissory note in favor of the Company entitling them to borrow up to $250,000 from the Company. The notes provided for interest at the rate of 5% per year and were due on March 15 2009. At March 15, 2008, Mr. Knott had borrowed the sum of $71,000 under the note, which had accrued interest equal to $740, and Mr. Khatchoyan had borrowed the sum of $81,000 under the note, which had accrued interest equal to $844. At March 15, 2008, the parties converted all amounts due under the notes, including accrued interest, into salary and cancelled the promissory notes.

Douglas Wells, our Chief Financial Officer, was employed by Avitus Group and provided CFO-type services to a number of companies. We utilized the services of Avitus Group from February 2006 through August 2008. During our engagement, we paid Avitus Group fees of $125,000. We discontinued utilizing these services when we engaged Mr. Wells to become our chief financial officer as of September 1, 2008.

Description of Securities.

The following description of our common stock and our preferred stock is a summary. Reference is made to our Articles of Incorporation and our By-laws for a complete description of our capital stock.

Authorized Capital Stock

We are authorized to issue up to 100,000,000 shares of common stock and 10,000,000 shares of blank check preferred stock, each with a par value of $0.0001 per share.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. All shares of common stock are entitled to participate in any distributions or dividends that may be declared by the board of directors, subject to any preferential dividend rights of outstanding shares of preferred stock. Subject to prior rights of creditors, all shares of common stock are entitled, in the event of our liquidation, dissolution or winding up, to participate ratably in the distribution of all our remaining assets, after distribution in full of preferential amounts, if any, to be distributed to holders of preferred stock. There are no sinking fund provisions applicable to the common stock. Our common stock has no preemptive or conversion rights or other subscription rights.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designation, powers, preferences and rights of each series and the qualifications, limitations or restrictions thereof. These rights may include a preferential return in the event of our liquidation, the right to receive dividends if declared by the board of directors, special dividend rates, conversion rights, redemption rights, superior voting rights to the common stock, the right to protection from dilutive issuances of securities or the right to approve corporate actions. Any or all of these rights may be superior to the rights of the common stock. As a result, preferred stock could be issued with terms that could delay or prevent a change in control or make removal of our management more difficult. Additionally, our issuance of preferred stock may decrease the market price of our common stock in any market that may develop for such securities.

The board of directors has the authority to issue the authorized but unissued shares of our capital stock without action by the stockholders. The issuance of any such shares would reduce the percentage ownership held by existing stockholders and may dilute the book value of their shares.

There are no provisions in our Articles of Incorporation or By-laws which would delay, defer or prevent a change in control of the Company.

Options

In connection with the Share Exchange, we agreed to assume and honor options to purchase up to 133,800 shares of common stock issued by TVFC to 24 of its employees. The options are exercisable through a period ending in September 2013 at a price of $.50 per share. The number of shares issuable upon exercise of the options and the exercise price are adjustable upon the happening of certain events. In the case of a stock splits, subdivision or combination, the number of shares and/or exercise price shall be proportionally increased or decreased proportional to reflect such transaction. In the event that the Company declares a dividend or other distribution with respect to common stock that is payable in securities of Company or assets, then the holder shall be entitled to receive, in addition to the common stock issuable upon exercise the securities or such other assets of Company to which such holder would have been entitled upon such date if the holder had exercised the option on the date of the transaction. If the Company reclassifies its securities or otherwise changes the common stock into the same or a different number of securities of any other class, the option shall thereafter represent the right to acquire such number and kind of securities as if the holder had held shares of common stock immediately prior to such reclassification or other change and the exercise price for the option shall be appropriately adjusted. In case of any capital reorganization of the common stock of Company or any merger or consolidation of Company with or into another corporation, or the sale of all or substantially all of the assets of Company then the holder of the options shall thereafter be entitled to receive upon exercise of the option and payment of the exercise price, the number of shares of stock or other securities or property of the successor corporation resulting from such a transaction as if he had been a holder of the shares of our common stock as of the date of such transaction.

We have agreed to register the shares of common stock underlying the options under the terms of the Registration Rights Agreement described under the heading "Market Price of and Dividends on Our Common Equity and Related Stockholder Matters – Registration Rights."

Legal Proceedings.

We are not party to nor are we aware of any impending material legal proceedings.

Indemnification of Directors and Officers.

Our Articles of Incorporation provide for the indemnification of our directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Nevada. Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.751 of the Nevada Revised Statutes requires that the determination that indemnification is proper in a specific case must be made by (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.

Article VII of our By-laws provides that:

•
no director shall be liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director except with respect to (i) a breach of the director’s loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability which may be specifically defined by law or (iv) a transaction from the director derived an improper personal benefit; and

•	the Company shall indemnify to the fullest extent permitted by law each person that such law grants to the Company power to indemnify.

Any amendment to or repeal of our Articles of Incorporation or by-laws shall not adversely affect any right or protection of any of our directors or officers for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

We have not had any disagreements with the our auditors on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Item 3.02.	Recent Sales of Unregistered Securities

Since the date of our last quarterly report for the three months ended September 30, 2008, we issued and sold the following securities without the benefit of registration under the Securities Act of 1933, as amended:

Issuance of Common Stock in Connection with the Share Exchange.

On November 20, 2008, in connection with the Share Exchange, we issued an aggregate of 22,100,000 shares of common stock in exchange for 22,100,000 shares of the common stock of TVFC pursuant to the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Rule 506 of Regulation D promulgated thereunder. All of the holders of the common stock of TVFC-California who exchanged their shares in that company for shares of our common stock were either directors and/or officers of that company or were "accredited investors," as such term is defined in Regulation D.

Issuance of Common Stock Pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933.

On November 24, 2008, we consummated an offering of 64,000 shares of our common stock at a price of $1.00 per share pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended, to 11 persons who qualified as "accredited investors," as such term is defined in Regulation D (the "November Private Placement").

Item 5.01.	Changes in Control of Registrant

In connection with the Share Exchange described in Items 1.01 and 2.01, above, we issued an aggregate of 22,100,000 shares of our common stock to the holders of the outstanding shares of TVFC in exchange for a like number of shares of TVFC. Of the shares issued, an aggregate of 20,000,000 shares were issued to Gordon Knott and Garabed Khatchoyan, two of the Company's directors and executive officers who served in the same capacity with TVFC, which is equal to 87.72% of the total number of shares outstanding after giving effect to the Share Exchange. This transaction represents a change in control over our Company.

Information relating to the stock ownership of affiliates and principal stockholders is set forth in Item 2.01 under the heading "BUSINESS – Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters." A description of our securities also may be found in Item 2.01 under the heading "BUSINESS – Description of Securities."

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Pursuant to the Share Exchange Agreement, the directors and executive officers of the Company,
Susan Zachmann, Kathy Daniels, George J. Zachmann, Jr. and Barbara Deadwiley, resigned and appointed the directors and executive officers of TVFC to become the directors and executive officers of the Company. See Item 2.01 of this Form 8-K, which is incorporated herein by reference, for additional information regarding the persons who now constitute the board of directors and executive officers of the Company and their compensation.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the Share Exchange, on November 21, 2008, we filed a certificate of amendment to our articles of incorporation to change our corporate name to "Vinyl Products, Inc."

Item 5.06	Change in Shell Company Status

Reference is made to the disclosure set forth under Item 2.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference. As a result of the Share Exchange under Item 2.01 of this Current Report on Form 8-K, the registrant believes that it is no longer a “shell company” as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

Set forth below are the financial statements, pro forma financial information and exhibits, filed as a part of this report.

(a) Financial statements of businesses acquired.

The audited financial statements of TVFC as of December 31, 2007 and 2006 and unaudited financial statements for the nine months ended September 30, 2008, as described in the following table, are appended to this report beginning on page F-1.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

The unaudited pro forma consolidated financial statements of Vinyl Products, Inc., formerly Red Oak Concepts, Inc. (the "Company"), in the opinion of management include all material adjustments directly attributable to the acquisition by the Company of all of the outstanding shares of The Vinyl Fence Company, Inc., a California corporation ("TVFC"), as described in the Share Exchange Agreement between the Company, on the one hand, and TVFC, management of TVFC and the holders of all of the outstanding shares of TVFC’s common stock (the “TVFC Shareholders”), on the other hand, dated November 20, 2008, in exchange for 22,100,000 shares of its common stock. As a result of the acquisition, TVFC became the wholly-owned subsidiary of the Company.

Following the acquisition, on November 24, 2008, the Company consummated a private financing transaction, in which it sold 64,000 shares of common stock for an aggregate of price $64,000 in gross cash proceeds.

The balance sheet and statements of operations were prepared as if the above described acquisition and financing of the Company were consummated on September 30, 2008. These pro forma consolidated financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the transaction occurred on the dates indicated and are not necessarily indicative of the results that may be expected in the future.

The Vinyl Fence Company, Inc. and Red Oak Concepts, Inc.
Pro Forma Balance Sheet (Unaudited)
As of June 30, 2008

	The Vinyl Fence	Red Oak	Pro Forma
	Company, Inc.	Concepts, Inc.	Adjustments	Total
ASSETS
CURRENT ASSETS:
Cash	$222,808	$16,184	$-	$238,992
Accounts Receivable	75,606	-	-	75,606
Inventory	136,071	-	-	136,071
Prepaid Expenses	27,739	-	-	27,739
Total Current Assets	462,224	16,184	-	478,408

PROPERTY AND EQUIPMENT:
Leasehold Improvements	70,630	-	-	70,630
Vehicles	160,551	-	-	160,551
Machinery and Equipment	87,274	-	-	87,274
Office and Computer Equipment	53,396	-	-	53,396
Furniture and Fixtuires	31,665	-	-	31,665
Signs	11,471	-	-	11,471
Total Property and Equipment	414,987	-	-	414,987
Less Accumulated Depreciation	122,466	-	-	122,466
Net Property and Equipment	292,521	-	-	292,521

OTHER ASSETS - Security Deposits	8,690	-	-	8,690
	$763,435	$16,184	$-	$779,619

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current Portion of Long-Term Laibilities	$17,885	$-	$-	$17,885
Accounts Payable	160,963	-	-	160,963
Accrued Expenses	20,300	-	-	20,300
Credit Card Accounts	23,591	-	-	23,591
Customer Deposits	312,946	-	-	312,946
Total Current Liabilities	535,685	-	-	535,685

LONG-TERM LIABILITIES:
Vehicle Purchase Contracts	56,509	-	-	56,509
Installment Purchase Contract	2,157	-	-	2,157
Total Long-Term Liabilities	58,666	-	-	58,666
Less Current Portion Shown Above	17,885	-	-	17,885
Net Long-Term Liabilities	40,781	-	-	40,781

Total Liabilities	576,466	-	-	576,466

SHAREHOLDERS' EQUITY:
Preferred Stock ($0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding at June 30, 2008)	-	-	-	-
Common Stock ($0.001 par value; 100,000,000 shares authorized; 1,000,000 shares issued and outstanding at June 30, 2008)	-	100	-	100
Common Stock (no par value; 100,000,000 shares authorized; 22,100,000 shares issued and outstanding at June 30, 2008)	4,100	-	-	4,100
Paid in Capital	-	29,900	-	29,900
Retained Earnings (Deficit)	182,869	(13,816)	-	169,053
Total Shareholders' Equity	186,969	16,184	-	203,153
	$763,435	$16,184	$-	$779,619

The Vinyl Fence Company, Inc. and Red Oak Concepts, Inc.
Pro Forma Statements of Operations
For the 12 Months Ended June 30, 2008

	The Vinyl Fence	Red Oak	Pro Forma
	Company, Inc.	Concepts, Inc.	Adjustments	Total

Income	$4,213,953	$-	$-	$4,213,953

Cost of Goods Sold:
Labor	762,768	-	-	762,768
Materials	1,277,500	-	-	1,277,500
Other	35,948	-	-	35,948
Total Cost of Goods Sold	2,076,216	-	-	2,076,216

Gross Profit	2,137,737	-	-	2,137,737

Expenses:
Advertising and Marketing	178,567	-	-	178,567
Selling, General and Administrative	425,087	4,816	-	429,903
Payroll	868,624	-	-	868,624
Professional Fees	136,634	-	-	136,634
Rent	102,320	-	-	102,320
Total Expenses	1,711,232	4,816	-	1716048

Net Operating Income	426,505	(4,816)	-	421,689

Interest Income	6,594	-	-	6,594

Income Taxes	(37,432)	-	-	(27,432)

Net Income	$395,667	$(4,816)	$-	$400,851

Basic and Diluted Earnings Per Share	$0.01790	$(0.00688)

Weighted average shares outstanding - basic and diluted	22,100,000	700,000

The Vinyl Fence Company, Inc. and Red Oak Concepts, Inc.
Pro Forma Balance Sheet
As of September 30, 2008

	The Vinyl Fence	Red Oak	Pro Forma
	Company, Inc.	Concepts, Inc.	Adjustments	Total
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$129,554	$10,028	$-	$139,582
Accounts Receivable	62,620	-	-	62,620
Inventory	127,126	-	-	127,126
Prepaid Expenses	31,771	-	-	31,771
Total Current Assets	351,071	10,028	-	361,099

PROPERTY AND EQUIPMENT:
Leasehold Improvements	81,811	-	-	81,811
Vehicles	160,551	-	-	160,551
Machinery and Equipment	87,274	-	-	87,274
Office and Computer Equipment	53,396	-	-	53,396
Furniture and Fixtuires	31,665	-	-	31,665
Signs	11,471	-	-	11,471
Total Property and Equipment	426,168	-	-	426,168
Less Accumulated Depreciation	135,066	-	-	135,066
Net Property and Equipment	291,102	-	-	291,102

OTHER ASSETS:- Security Deposits	8,690	-	-	8,690
	$650,863	$10,028	$-	$660,891

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current Portion of Long-Term Laibilities	$19,000	$-	$-	$19,000
Accounts Payable	130,645	-	-	130,645
Accrued Expenses	34,018	598	-	34,616
Credit Card Accounts	23,172	-	-	23,172
Customer Deposits	284,043	-	-	284,043
Total Current Liabilities	490,878	598	-	491,476

LONG-TERM LIABILITIES:
Vehicle Purchase Contracts	52,720	-	-	52,720
Installment Purchase Contract	1,060	-	-	1,060
Total Long-Term Liabilities	53,780	-	-	53,780
Less Current Portion Shown Above	19,000	-	-	19,000
Net Long-Term Liabilities	34,780	-	-	34,780
Total Liabilities	525,658	598	-	526,256

SHAREHOLDERS' EQUITY:
Preferred Stock ($0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding at September 30, 2008)	-	-	-	-
Common Stock ($0.001 par value; 100,000,000 shares authorized; 1,000,000 shares issued and outstanding at September 30, 2008)	-	100	-	100
Common Stock (no par value; 100,000,000 shares authorized; 22,100,000 shares issued and outstanding at September 30, 2008)	4,100	-	-	4,100
Paid in Capital	-	29,900	-	29,900
Retained Earnings (Deficit)	121,105	(20,570)	-	100,535
Total Shareholders' Equity	125,205	9,430	-	134,635
	$650,863	$10,028	$-	$660,891

The Vinyl Fence Company, Inc. and Red Oak Concepts, Inc.
Pro Forma Statements of Operations
For the 3 Months Ended September 30, 2008

	The Vinyl Fence	Red Oak	Pro Forma
	Company, Inc.	Concepts, Inc.	Adjustments	Total

Income	$1,083,098	$-	$-	$1,083,098

Cost of Goods Sold:
Labor	236,815	-	-	236,815
Materials	328,327	-	-	328,327
Other	34,117	-	-	34,117
Total Cost of Goods Sold	599,259	-	-	599,259

Gross Profit	483,839	-	-	483,839

Expenses:
Advertising and Marketing	48,653	-	-	48,653
Selling, General and Administrative	114,232	4,087	-	118,319
Payroll	189,694	-	-	189,694
Professional Fees	33,843		-	33,743
Rent	26,070	-	-	26,070
Total Expenses	412,492	4,087	-	416,479

Net Operating Income	71,347	(4,087)	-	67,360

Interest Income	229	-	-	229

Income Taxes	(33,300)	-	-	(33,300)

Net Income	$38,276	$(4,087)	$-	$100,889

Basic and Diluted Earnings Per Share	$0.00173	$0.00854

Weighted average shares outstanding - basic and diluted	22,100,000	700,000

(c) Shell Company Transactions.

The financial statements and information required hereunder are set forth under Items 9.01(a) and 9.01(b), above.

(d) Exhibits.

Exhibit No.	Exhibit Description

2.1	Share Exchange Agreement dated November 20, 2008

3.5	Certificate of Amendment to the Articles of Incorporation of the registrant dated November 21, 2008

3.6	Articles of Incorporation, as amended, of The Vinyl Fence Company, Inc., a California corporation.

3.7	Bylaws of The Vinyl Fence Company, Inc., a California corporation.

4.1	Form of Option Agreement issued by The Vinyl Fence Company, Inc., the obligations of which were assumed by the registrant pursuant to the Share Exchange Agreement.

4.2
Registration Rights Agreement dated November 20, 2008 among the registrant and the recipients of the common stock received pursuant to the Share Exchange Agreement filed as Exhibit 2.1 hereto, the holders of the registrant's common stock immediately prior to the closing of the Share Exchange Agreement, the holders of certain options assumed by the registrant under the Share Exchange Agreement and the purchasers of shares of common stock in the registrant's private placement completed on November 24, 2008.

4.3	Lock Up/Leak Out Agreement dated November 20, 2008 between the registrant and each of Susan D. Zachmann, Katherine Daniels and Barbara Deadwiley.

4.4	Form of Lock Up/Leak Out dated November 20, 2008 between the registrant and each of Haber LLC, Themis LLC and Tailor Made Financial LLC.

4.5	Form of Subscription Agreement between the Registrant and the purchasers in the private offering of securities completed on November 24, 2008.

4.6	Registration Rights Agreement dated November 24, 2008 among the registrant and the purchasers of shares of common stock in the registrant's private placement completed on November 24, 2008

10.1	Lease agreement between AGA Partners and The Vinyl Fence Company, Inc., a California corporation dated January 31, 2005.

10.2	Fabricator Agreement dated November 11, 2003 between U.S. Polymers, Inc., and The Vinyl Fence Company, Inc. as amended and extended on August 29, 2008.

14.1	Code of Business and Ethical Conduct

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VINYL PRODUCTS, INC.

Date: November 25, 2008	By:	/s/ Gordon Knott
Gordon Knott, President

The Vinyl Fence Company, Inc.
Audited Financial Statements for the Years Ended
December 31, 2007 and 2006

Page

Annual Financial Statements

Report of Independent Registered Public Accounting Firm	F – 1

Balance Sheets as of December 31, 2007 and 2006	F – 2

Statements of Income for the Years Ended December 31, 2007 and 2006	F – 3

Statements of Shareholders’ Equity for the Years Ended December 31, 2007 and 2006	F – 4

Statements of Cash Flows for the Years Ended December 31, 2007 and 2006	F – 5

Notes to Financial Statements	F – 6

Interim Financial Statements

Balance Sheets as of September 30, 2008 (Unaudited) and December 31, 2007	F-12

Statements of Cash Flows for the Nine Months Ended September 30, 2008 (Unaudited)	F-13

Statements of Shareholders’ Equity for the Nine Months Ended September 30, 2008(unaudited)	F-14

Statements of Cash Flows for the Nine Months Ended September 30, 2008 (Unaudited)	F-15

Notes to Financial Statements (Unaudited)	F-16

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders
The Vinyl Fence Company, Inc.

We have audited the accompanying balance sheets of The Vinyl Fence Company, Inc. as of December 31, 2007, and the related statements of operations, shareholders’ equity, and cash flows for the years ended December 31, 2007 and 2006. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Vinyl Fence Company, Inc. as of December 31, 2007and 2006, and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

Traci J. Anderson, CPA
Huntersville, NC
June 27, 2008

THE VINYL FENCE COMPANY, INC.
Balance Sheets
December 31, 2007 and 2006

	2007	2006
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$113,980	$26,496
Accounts Receivable	68,947	43,684
Inventory	136,671	94,065
Prepaid Expenses	31,843	-
Total Current Assets	351,441	164,245
PROPERTY AND EQUIPMENT:
Leasehold Improvements	48,403	34,851
Vehicles	160,551	107,487
Machinery and Equipment	91,088	45,368
Office and Computer Equipment	43,768	35,736
Furniture and Fixtures	31,665	31,665
Signs	11,471	11,471
Total Property and Equipment	386,946	266,578
Less Accumulated Depreciation	99,539	63,438
Net Property and Equipment	287,407	203,140
OTHER ASSETS:
Receivable from Shareholders	152,000	152,000
Security Deposits	8,690	8,690
Total Other Assets	160,690	160,690
TOTAL ASSETS	$799,538	$528,075
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current Portion of Long-Term Liabilities	$23,716	$21,738
Accounts Payable and Credit Card Accounts	130,212	71,178
Accrued Expenses	9,000	29,474
Line of Credit	-	17,932
Customer Deposits	182,570	203,139
Income Taxes Payable	9,732	-
Total Current Liabilities	355,230	343,461
LONG-TERM LIABILITIES:
Vehicle and Installment Purchase Contracts	68,780	45,026
Less Current Portion Shown Above	23,716	21,738
Net Long-Term Liabilities	45,064	23,288
SHAREHOLDERS' EQUITY:
Capital Stock (1,000,000 shares authorized, no par, 2,000 shares issued and outstanding)	2,000	2,000
Retained Earnings	397,244	159,326
Total Shareholders' Equity	399,244	161,326
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$799,538	$528,075

The accompanying notes are an integral part of these financial statements.

THE VINYL FENCE COMPANY, IN.C
Statements of Operations
For the Year Ended December 31, 2007 and 2007

	2007	2006

Income	$3,933,212	$2,725,626

Cost of Goods Sold:
Labor	687,116	491,712
Materials	1,137,187	825,889
Other	38,585	25,542
Total Cost of Goods Sold	1,862,888	1,343,143
Gross Profit	2,070,324	1,382,483

Expenses:
Advertising and Marketing	186,012	154,912
Selling, General, and Administrative	394,040	249,035
Payroll Expense	646,918	468,215
Professional Fees	100,538	79,278
Rent Expense	100,870	98,060
Total Expenses	1,428,378	1,049,500
Net Operating Income	641,946	332,983
Other Income:
Interest Income	2,972	10,086
Net Income	$644,918	$343,069

Net Income per share—basic and fully diluted	$322.46	$171.53

Weighted average shares outstanding--basic and fully diluted	2,000	2,000

The accompanying notes are an integral part of these financial statements.

THE VINYL FENCE COMPANY, INC.
Statement of Shareholders' Equity
For the Years Ended December 31, 2007 and 2006

	Capital	Capital	Retained
	Shares	Stock	Earnings
Balances, December 31, 2005	2,000	$2,000	$118,257
Shareholder Distributions	-	-	(302,000)
Net Income for the year	-	-	343,069

Balances, December 31, 2006	2,000	$2,000	$159,326
Shareholder Distributions	-	-	(407,000)
Net Income for the year	-	-	644,918

Balances, December 31, 2007	2,000	$2,000	$397,244

The accompanying notes are an integral part of these financial statements.

THE VINYL FENCE COMPANY, INC.
Statements of Cash Flow
For the Years Ended December 31, 2007 and 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$644,918	$343,069
Adjustments to Reconcile Net Income to
Amortization	-	483
Depreciation	36,101	33,402
Changes in Assets and Liabilities:
Decrease (Increase) in Accounts Receivable	(29,391)	31,158
Decrease (Increase) in Interest Receivable	1,659	(1,659)
Increase in Inventory	(42,605)	(36,630)
Increase in Prepaid Expenses	(31,843)	-
Decrease (Increase) in Payroll Advances	2,469	(2,469)
Increase in Accounts Payable & Accrued Expenses	25,962	29,149
Increase (Decrease) in Customer Deposits	(20,569)	101,500
Increase in Credit Card Balances	22,343	15,551
Decrease Pension Liability	-	(1,100)
Shareholder Advances	-	(20,000)
Net Cash Provided by (Used in) Operating Activities	609,044	492,454
CASH FLOWS FROM INVESTING ACTIVITIES
Vehicles	(53,064)	(66,872)
Furniture and Fixtures	-	(7,899)
Leasehold Improvements	(13,552)	(24,851)
Machinery and Equipment	(45,721)	-
Office and Computer Equipment	(8,032)	(18,642)

Net Cash Provided by (Used in) Investing Activities	(120,369)	(118,264)
CASH FLOWS FROM FINANCING ACTIVITIES
Line of Credit Advances, net of principal payments	(17,945)	17,932
Vehicle Loans Principal Payments	29,460	34,532
Note Payable principal payments	(5,706)	(4,998)
Dividends	(407,000)	(302,000)
Net Cash Provided by (Used in) Financing Activities	(401,191)	(254,534)

NET CASH INCREASE FOR THE PERIOD	87,484	119,656

CASH AT THE BEGINNING OF THE YEAR	26,496	(93,160)

CASH AT END OF THE YEAR	$113,980	$26,496

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

	2007	2006
CASH PAID DURING THE PERIOD FOR:
INTEREST	$21,988	$12,436
TAXES	$9,732	$5,558

The accompanying notes are an integral part of these financial statements.

THE VINYL FENCE COMPANY, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2007

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity— The Vinyl Fence Company, Inc. designs, fabricates and installs fencing, patio covers, gates and railing made of co-extruded vinyl from its location in Santa Ana, California. The Company operates in one reportable segment, the domestic vinyl products industry.

Organization—The Vinyl Fence Company, Inc. was incorporated on April 18, 2003 as a California corporation. For tax purposes, it converted from an S-corporation to a C-corporation as of January 1, 2008. The Company has 1,000,000 authorized shares of common stock, and 2,000 issued and outstanding shares owned equally by two individuals.

Cash and Cash Equivalents— The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company routinely has deposits at a financial institution that exceed federal depository insurance coverage. Management believes that maintaining the deposits at a large reputable institution mitigates risks associated with these excess deposits.

Management’s Use of Estimates— The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition— Customer deposits are recorded as a current liability when received. Revenues are then recognized when the installations of the products are complete.

Cost of Goods Sold—Cost of goods sold includes materials, installation labor, and miscellaneous other costs.

Comprehensive Income—The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the financial statements.

Advertising Costs—Advertising costs are expensed as incurred. For the years ended December 31, 2007 and 2006, the company incurred $186,012 and $154,912 respectively.

THE VINYL FENCE COMPANY, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2007

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Income Taxes— Prior to 2008, the Company had elected to be taxed as a Subchapter S corporation, and as such the net income of the Company was passed through to the Company’s two shareholders.

Fair Value of Financial Instruments—The carrying value of cash and cash equivalents, accounts receivables, accounts payable and accrued expenses approximate their fair value based on the short-term nature of these accounts. Long-term debt obligations bear fixed interest rates, and their fair value was estimated using a discounted cash flow analysis based on the Company’s current incremental borrowing rate for similar types of borrowing arrangements. The estimated fair value of the Company’s long-term debt obligations approximates the fair value at December 31, 2007 and 2006.

Accounts Receivable— The Company sells to individual homeowners and homeowner associations. Accounts receivable are minimized by requiring a 50% down payment at the time a sales agreement is signed, and the balance at completion of installation. Bad debt losses have been minimal and are recorded as incurred.

Inventory—Inventory is stated at the lower of average cost or market value. Inventory consists of raw materials (approximately 80%) and fabricated materials awaiting installation (approximately 20%).

Impairment of Long-Lived Assets—The Company evaluated the recoverability of its property and equipment and other assets in accordance with Statements of Financial Accounting Standards (SFAS) No. 121, “Accounting for the Impairment of Long-Lived Assets to be Disposed of” which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate.

Accrued Expenses—The Company routinely accrues for various costs and expenses for which it has received goods or services, but for which it has not been invoiced.

Property and Equipment— Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Vehicles	2 – 7 years
Furniture and Fixtures	7 – 15 years
Machinery and Equipment	5 – 15 years
Office and Computer Equipment	3 – 20 years
Signs	7 years

THE VINYL FENCE COMPANY, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2007

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Property and Equipment (cont’d)

Leasehold improvements are classified as property and equipment and are amortized using the straight-line method over 15 years and 39 years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations for the period. The cost of maintenance and repairs is charged to operations as incurred. Significant renewals and betterments are capitalized. Depreciation expense was $36,101 and $33,402 for the years ended December 31, 2007 and 2006 respectively.

Recent Accounting Pronouncements —In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. Effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. No entity is permitted to apply the Statement retrospectively to fiscal years preceding the effective date unless the entity chooses early adoption. Early adoption of this standard is not expected to have a material effect on the Company’s results of operations or its financial position, but the Company is evaluating the Statement to determine what impact, if any, it will have on the Company.

In December 2007, the FASB issued SFAS 141(revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations in a number of areas including the treatment of contingent consideration, contingencies, acquisition costs, IPR&D and restructuring costs. In addition, under SFAS 141R, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income tax expense. SFAS 141R is effective for fiscal years beginning after December 15, 2008. The Company has not yet determined the impact, if any, of SFAS 141R on its financial statements.

THE VINYL FENCE COMPANY, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2007

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Recent Accounting Pronouncements (cont'd)

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Financial Statements, an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests (NCI) and classified as a component of equity. This new consolidation method will significantly change the account with minority interest holders. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not yet determined the impact, if any, of SFAS 160 on its financial statements.

NOTE B—SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the years ended December 31, 2007 and 2006 is summarized as follows:

Cash paid during the years for interest and income taxes:

	2007	2006
INTEREST	$21,988	$12,436
TAXES	$9,732	$5,558

NOTE C—RELATED PARTIES

The Company has Receivables outstanding with two of its shareholders and officers. The outstanding balance of both receivables is $152,000 as of December 31, 2007.

NOTE D—COMMITMENTS/LEASES

The Company leases its 9,500 square foot facility under a non-cancellable lease arrangement that expires in March 2009. The lease is guaranteed by one of the Company’s shareholders.

Future minimum payments under the operating lease are $103,545 in 2008 and $26,070 in 2009.

The Company has an available $100,000 line of credit which it opened in January 2006. Borrowings under the line of credit were paid off in 2007. The interest rate is prime plus 3 percentage points.

From time to time, the Company is a defendant in legal actions involving claims arising in the normal course of business. The Company believes that, as a result of its legal defenses and insurance arrangements, it is remote that the ultimate resolution of these actions will have a material effect on the financial condition, results of operations or cash flows of the Company taken as a whole.

THE VINYL FENCE COMPANY, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2007

NOTE E—LONG-TERM DEBT OBLIGATIONS

The Company acquired four vehicles under installment sales contracts with interest rates varying from 4.9% to 6.9%.

The Company also acquired equipment under a capital lease agreement with interest at 4.9%.

Future payments for the next 5 years under these agreements are as follows:

2008	$23,716
2009	$18,647
2010	$18,647
2011	$12,739
2012	$3,262

NOTE F—INCOME TAXES

Since the Company had elected to be taxed as a Subchapter S corporation prior to 2008, it had no Federal income tax expense. However, the Company did have California franchise taxes of $9,732 in 2007 and $5,558 in 2006.

NOTE G—NET INCOME PER COMMON SHARE

The Company’s reconciliation of the numerators and denominators of the basic and fully diluted income per shares is as follows for the years ended December 31, 2007 and 2006 are as follows:

	For the Year Ended December 31, 2006
	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount

Net Income	$343,069

Basic EPS
Income available to common shareholders	343,069	2,000	$171.535

Effect of Dilutive Securities
None
Diluted EPS
Net Income	343,069	2,000	$171.535

THE VINYL FENCE COMPANY, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2007

NOTE G—NET INCOME PER COMMON SHARE (CONT’D)

	For the Year Ended December 31, 2007
	Income	Shares	Per-Share
	(Numerator)	(Denominator)	Amount

Net Income	$644,918

Basic EPS
Income available to common shareholders	644,918	2,000	$322.459

Effect of Dilutive Securities
None
Diluted EPS
Net Income	644,918	2,000	$322.459

The Vinyl Fence Company, Inc.
Balance Sheet (unaudited)
As of September 30, 2008

ASSETS
CURRENT ASSETS:
Cash	$125,281
Accounts Receivable	62,620
Inventory	127,292
Prepaid Expenses	31,771
Total Current Assets	346,964

PROPERTY AND EQUIPMENT:
Leasehold Improvements	81,811
Vehicles	160,551
Machinery and Equipment	87,274
Office and Computer Equipment	53,658
Furniture and Fixtuires	31,665
Signs	11,471
Total Property and Equipment	426,430
Less Accumulated Depreciation	135,066
Net Property and Equipment	291,364

OTHER ASSETS:
Security Deposits	8,690
Total Other Assets	8,690

$647,018

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Current Portion of Long-Term Laibilities	$19,000
Accounts Payable	126,760
Accrued Expenses	33,629
Credit Card Accounts	23,172
Customer Deposits	284,043
Total Current Liabilities	486,604

LONG-TERM LIABILITIES:
Vehicle Purchase Contracts	52,720
Installment Purchase Contract	1,060
Total Long-Term Liabilities	53,780
Less Current Portion Shown Above	19,000
Net Long-Term Liabilities	34,780

Total Liabilities	521,384

SHAREHOLDERS' EQUITY:
Preferred Stock ($0.001 par value; 10,000,000 shares authorized; no shares issued and outstanding at September 30, 2008)	-
Common Stock ($0.001 par value; 100,000,000 shares authorized; 1,000,000 shares issued and outstanding at September 30, 2008)	-
Common Stock (no par value; 100,000,000 shares authorized; 22,100,000 shares issued and outstanding at September 30, 2008)	4,100
Paid in Capital	-
Retained Earnings (Deficit)	121,534
Total Shareholders' Equity	125,634

$647,018

The Vinyl Fence Company, Inc.
Statements of Operations (unaudited)
For the 9 Months Ended September 30, 2008

Income	$3,154,037

Cost of Goods Sold:
Labor	637,917
Materials	1,018,036
Other	21,377
Total Cost of Goods Sold	1,677,330

Gross Profit	1,476,707

Expenses:
Advertising and Marketing	144,768
Selling, General and Administrative	324,434
Payroll	699,452
Professional Fees	120,945
Rent	77,720
Total Expenses	1,367,319

Net Operating Income	109,388

Interest Income	5,473

Income Taxes	(61,000)

Net Income	$53,861

Basic Earnings Per Share	$0.00244

Weighted average shares outstanding - basic	22,100,000

Diluted Earnings Per Share	0.00244

Weighted average shares outstanding - diluted	22,115,641

The Vinyl Fence Company, Inc.
Statements of Shareholders' Equity (Unaudited)
For the 9 Months Ended September 30, 2008

	Common	Common	Paid-In	Retained
	Shares	Stock	Capital	Earnings
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Balances, December 31, 2007	2,000	$2,000	$-	$397,244

Stock Split	19,998,000	-	-

Issuance of Common Stock	2,100,000	2,100	-

Dividends	-	-	-	(330,000)

Net Income (Loss) for the Period	-	-	-	54,290

Balances, September 30, 2008	22,100,000	$4,100	$-	$121,534

The Vinyl Fence Company, Inc.
Statements of Cash Flow (Unaudited)
For the 9 Months Ended September 30, 2008

OPERATING ACTIVITIES:
Net Income	$54,290
Adjustments to Reconcile Net Income to Net Cash Provided by Operations:
Depreciation	35,528
Decrease in Accounts Receivable	6,327
Increase) in Interest Receivable	-
Increase in Inventory	9,378
Increase in Prepaid Expenses	4,914
Increase in Payroll Advances	(4,842)

Increase in Accounts Payable and Accrued Expenses	49,326
Decrease in Customer Deposits	101,473
Decrease in Credit Card Balances	(14,709)
Decrease in Receivable from Shareholders	152,000

Net Cash Provided (Used) by Operating Activities	393,685

INVESTING ACTIVITIES
Vehicles	-
Leasehold Improvements	(33,407)
Machinery and Equipment	3,813
Office and Computer Equipment	(9,891)

Net Cash Provided (Used) by Investing Activities	(39,485)

FINANCING ACTIVITIES
Issuance of Common Stock	2,100
Bank of America Line of Credit Principal Payments	-
Vehicle Loans Principal Payments	(11,272)
Note Payable Principal Payments	(3,728)
Dividends	(330,000)

Net Cash Provided by (Used in) Financing Activities	(342,900)

NET CASH INCREASE FOR THE PERIOD	11,300

Cash at Beginning of Period	113,981

CASH AT END OF PERIOD	$125,281

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID DURING THE PERIOD FOR:
INTEREST	$32,586
TAXES	$40,411

THE VINYL FENCE COMPANY, INC.
Notes to Unaudited Financial Statements

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity — The Vinyl Fence Company, Inc. designs, fabricates and installs fencing, patio covers, gates and railing made of co-extruded vinyl from its location in Santa Ana, California. The Company operates in one reportable segment, the domestic vinyl products industry.

Organization — The Vinyl Fence Company, Inc. was incorporated on April 18, 2003 as a California corporation. For tax purposes, it converted from a Subchapter S corporation to a Subchapter C corporation as of January 1, 2008. The Company has 100,000,000 authorized shares of common stock, and 22,100,000 issued and outstanding shares that are owned by its parent company, Vinyl Products, Inc.

Cash and Cash Equivalents — The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company routinely has deposits at a financial institution that exceed federal depository insurance coverage. Management believes that maintaining the deposits at a large reputable institution mitigates risks associated with these excess deposits.

Management’s Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Revenue Recognition — Customer deposits are recorded as a current liability when received. Revenues are recognized when the installations of the products are complete.

Cost of Goods Sold — Cost of goods sold includes materials, installation labor, and miscellaneous other costs.

Comprehensive Income – The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income applicable to the Company during the periods covered in the financial statements.

Advertising Expense — The Company expenses all advertising costs as incurred. Advertising expense was $144,768 in the nine months ended September 30, 2008, and $148,794 in the nine months ended September 30, 2007.

Income Taxes — Prior to 2008, the Company had elected to be taxed as a Subchapter S corporation, and as such the net income of the Company was passed through to the Company’s two shareholders. The Company is now a Subchapter C corporation and is subject to Federal and State income taxes.

Fair Value of Financial Instruments — The carrying value of cash and cash equivalents, accounts receivables, accounts payable and accrued expenses approximate their fair value based on the short-term nature of these accounts. Long-term debt obligations bear fixed interest rates, and their fair value was estimated using a discounted cash flow analysis based on the Company’s current incremental borrowing rate for similar types of borrowing arrangements. The estimated fair value of the Company’s long-term debt obligations approximates the fair value at September 30, 2008 and 2007.

Accounts Receivable — The Company sells to individual homeowners and homeowner associations. Accounts receivable are minimized by requiring a 50% down payment at the time a sales agreement is signed, and the balance at completion of installation. Bad debt losses have been minimal and are recorded as incurred.

Inventory — Inventory is stated at the lower of average cost or market value. Inventory consists of raw materials (approximately 80%) and fabricated materials awaiting installation (approximately 20%).

Impairment of Long-Lived Assets – The Company evaluated the recoverability of its property and equipment and other assets in accordance with Statements of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets to be Disposed of”, which requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets or the business to which such assets relate.

Property and Equipment — Property and equipment are carried at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the following estimated useful lives:

Vehicles	2 – 7 years
Furniture and Fixtures	7 – 15 years
Machinery and Equipment	5 – 15 years
Office and Computer Equipment	3 – 20 years
Signs	7 years

Leasehold improvements are classified as property and equipment and are amortized using the straight-line method over 15 years and 39 years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations for the period. The cost of maintenance and repairs is charged to operations as incurred. Significant renewals and betterments are capitalized. Depreciation expense was $35,528 in 2008 and $36,000 in 2007.

Recent Accounting Pronouncements – In February 2007, the FASB issued Statement of Financial Standards No. 159, “The Fair Value for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments, and is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 17, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, “Fair Value Measurements”. No entity is permitted to apply the Statement retrospectively to fiscal years preceding the effective date unless the entity chooses early adoption. Early adoption of the standard is not expected to have a material effect on the Company’s results of operations or its financial position, but the Company is evaluating the Statement to determine what impact, if any, it will have on the Company.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations (“SFAS 141R”). SFAS 141R will significantly change the accounting for business combinations in a number of areas, including the treatment of contingent considerations, contingencies, acquisition costs, IPR&D and restructuring costs. In additions, under SFAS 141R, changes in deferred tax asset valuation allowances and acquired income tax uncertainties in a business combination after the measurement period will impact income tax expense. SFAS 141R is effective for fiscal years beginning after December 15, 2008. The Company has not yet determined the impact, if any, of SFAS 141R on its financial statements.

In December 2007, the FASB issued SFAS No. 160, “Non Controlling Interests in Financial Statements, an amendment of ARB No. 51”. SFAS 160 will change the accounting and reporting of minority interests, which will be re-characterized as non-controlling interests (NCI) and classified as a component of equity. This new consolidation method will significantly change the account with minority interest holders. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not yet determined the impact, if any, of SFAS 160 on its financial statements.

NOTE B – SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the nine months ended September 30, 2008 are summarized as follows:

Cash paid during the periods for interest and income taxes:

Interest	$32,586
Income Taxes	$40,411

NOTE D – COMMITMENTS/LEASES

The Company leases its 10,000 square foot facility under a non-cancellable lease arrangement that expires in March 2009. The lease is guaranteed by one of the Company’s shareholders. Future minimum payments under the operating lease are $26,070 in 2008 and $26,070 in 2009.

The Company has an available $100,000 line of credit which it opened in January 2006. Borrowings under the line of credit were paid off in 2007. The interest rate is prime plus 3 percentage points.

From time to time, the Company is a defendant in legal actions involving claims arising in the normal course of business. The Company believes that, as a result of its legal defenses and insurance arrangements, it is remote that the ultimate resolution of these actions will have a material effect on the financial condition, results of operations or cash flows of the Company taken as a whole.

NOTE E — LONG-TERM DEBT OBLIGATIONS

The Company acquired four vehicles under installment sales contracts with interest rates varying from 4.9% to 6.9%.

The Company also acquired equipment under a capital lease agreement with interest at 4.9%.

Future payments under these agreements are as follows:

2008	$5,907
2009	$18,647
2010	$18,647
2011	$12,739
2012	$3,262

NOTE F – INCOME TAXES

Income tax expense for the nine month periods ended September 30, 2008 is as follows:

Federal	$48,000
California	$13,000

NOTE G – NET INCOME PER COMMON SHARE

The Company’s reconciliation of the numerators and denominators of the basic and fully diluted income per share is as follows for the nine months ended September 30, 2008:

	Income	Shares (A)	Per-Share
	(Numerator)	(Denominator)	Amount
Net Income	$53,861
Basic EPS
Income available to common shareholders	53,861	22,100,000	$.00244

Effect of Dilutive Securities
Stock Options		15,641

Diluted EPS
Income available to Common shareholders	$53,861	22,115,641	$.00244

(A)	Reflects stock split in 2008.

NOTE G – SUBSEQUENT EVENTS

On November 20, 2008, Vinyl Products, Inc., formerly Red Oak Concepts, Inc., completed a transaction whereby it acquired all of the outstanding shares of common stock of The Vinyl Fence Company, Inc. from the holders thereof in exchange for shares of Red Oak Concepts. As a result of the acquisition, The Vinyl Fence Company, Inc. became a wholly-owned subsidiary of Red Oak Concepts. On November 20, 2008, Red Oak Concepts amended its articles of incorporation to change its name from "Red Oak Concepts, Inc." to "Vinyl Products, Inc."